PROSPECTUS
                                   GORDON & CO.
                     10,000 LIMITED PRICE PUT AND CALL OPTIONS

  This prospectus pertains to Gordon & Co. Limited Price Put and Call Options ("Gordon Limited Price Option(s)" or "Limited Price Option(s)") which may be purchased or sold in transactions with Gordon & Co. Gordon Limited Price Options are put and call options, each of which relates to a particular underlying stock, bond, warrant, right or unit, which islisted on a national securities exchange or quoted on an automated quotation system of a national securities association (NASDAQ), or to a particular underlying security issued by the United States of America, or, subject to certain limitations on transfer and exercise, to a standardized stock option or standardized stock index option which is listed on a national securities exchange, all of which are hereinafter referred to as "security" or "securities". Gordon Limited Price Options are issued by Gordon & Co., a broker-dealer registered under the Securities Exchange Act of 1934. Every Limited Price Option issued by Gordon & Co. is registered under the Securities Act of 1933, and all purchasers of such options are entitled to the protection of that Act. Gordon & Co. or any other broker-dealer may be deemed to be an underwriter in a transaction in which it acts on behalf of a purchaser of a Limited Price Option. Purchasers of Limited Price Options are entitled to the protection of the applicable provisions of the Securities Exchange Act of 1934.

  The prices (also referred to as premiums) at which Gordon Limited Price Options may be purchased are determined by agreement of the parties in a transaction with Gordon & Co. The premiums are paid to Gordon & Co.

SUMMARY OF COSTS OF GORDON LIMITED PRICE OPTIONS, ALL SUBJECT TO NEGOTIATION AND CHANGE (See page 31 for more details).

PREMIUM: 11 1/2% to 30% of the market value of the underlying security when the security is traded on a national securities exchange. 15 1/2% to 40% of the market value of the underlying security when the security is quoted on NASDAQ. Premiums for Limited Price Options on standardized stock or standardized index options are specially negotiated.

ADDITIONAL PREMIUM FOR INCREASING OR DECREASING THE EXERCISE AND EXPIRATION
PRICES: For each point the exercise price and expiration prices are increased or decreased, $1.0625 per share of stock, warrant, right or unit, $10.625 per bond and $106.25 per underlying option.

CHARGE FOR EXERCISE OF OPTION: There is no charge to the buyer for the exercise of any Limited Price Option.

THESE ARE SPECULATIVE SECURITIES.  THE PURCHASE OF GORDON LIMITED
PRICE OPTIONS INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR MANY INVESTORS. SUCH TRANSACTIONS SHOULD BE ENTERED INTO ONLY BY INVESTORS WHO HAVE READ AND UNDERSTAND THIS PROSPECTUS AND, IN PARTICULAR, WHO UNDERSTAND THE NATURE AND EXTENT OF THEIR RIGHTS AND OBLIGATIONS AND
ARE AWARE OF THE RISKS INVOLVED. AN INVESTOR SHOULD NOT PURCHASE A LIMITED PRICE OPTION UNLESS HE IS ABLE TO SUSTAIN A TOTAL LOSS OF THE PREMIUM PAID AND ANYONE PURCHASING SUCH AN OPTION MUST EXPECT TO LOSE
THE ENTIRE AMOUNT PAID FOR THE OPTION. NO INVESTOR SHOULD PURCHASE A LIMITED PRICE OPTION IF HE CAN PURCHASE A STANDARDIZED OPTION FOR A COMPARABLE PREMIUM.

RISKS OF LIMITED PRICE OPTIONS TRANSACTIONS ARE DISCUSSED
THROUGHOUT THIS PROSPECTUS, AND PARTICULARLY AT PAGES 5, 9, 22 AND 27.
                               -------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               -------------------

                                                    UNDERWRITING
                            PRICE TO               DISCOUNTS AND           PROCEEDS TO
                            PUBLIC(1)               COMMISSIONS              ISSUER(2)
 Per Option............      $8,000                 None                          $8,000

 Total................. $80,000,000                 None                     $80,000,000

(1) Gordon Limited Price Options are not issued for predetermined premiums. The figures set forth are estimated.
(2) The proceeds to the issuer are estimated. They may be substantially less because of the repurchase provision of the Options and will vary depending on the actual premiums received for the Options.
                              --------------------
              The Date of this Prospectus is April 2, 1998.

                             AVAILABLE INFORMATION

Gordon & Co. has been issued an exemption by the Commission from the informational requirements of Section 15(d) of the Securities Exchange Act of 1934 (the"1934 Act"), but as a broker-dealer the Company is subject to the informational requirements of Section 17 of the 1934 Act and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission" or the "SEC"). Such reports and other information, when filed, will be available for inspection and copying at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024,Washington, D.C. 20549, and at the Commission's Regional Office in Boston, Massachusetts. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

On or about July 31 of each year, Gordon & Co. will furnish the holder of each outstanding Gordon Option with an unaudited balance sheet as of the previous June 30, including a computation of Gordon & Co.'s net capital. On or about March 15 of each year, Gordon & Co. will furnish the holder of each outstanding Gordon Option with financial statements of Gordon & Co. for the year ended on the previous December 31, audited by independent certified public accountants.

This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"), omits certain of the information contained in the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement, including the exhibits thereto, for further information with respect to the Company and the Options offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents and each statement is qualified in its entirety by reference to the applicable document filed with the Commission. A copy of the complete registration statement is available for inspection at the office of Gordon & Co. without charge.

                                GLOSSARY OF TERMS

The following Glossary briefly defines many of the technical terms used in the Prospectus. More comprehensive explanations of these terms are included in the body of the Prospectus.

The definitions in this Glossary all pertain to American-style options as opposed to European-style options. The distinction is important. An American-style option may be exercised by the holder at any time after it is purchased and before it expires, but a European-style option may be exercised only during a specified period - which may be as short as a single business day - before the option expires. All Gordon Options are American-style options, but they include an EXPIRATION PRICE as well as an EXPIRATION DATE which is not typical of most American-style options. Most standardized options (i.e., options traded on the national securities exchanges) are American-style options, but some are European-style options, and more European-style options may be introduced on those exchanges in the future.

CALL: The right to require another to sell and deliver a security (UNDERLYING SECURITY) upon payment of a stated price (EXERCISE PRICE) at any time prior to a stated date (EXPIRATION DATE).

CALL OPTION: A contract which creates a right in the holder of the contract to require the writer or issuer of the contract to sell the UNDERLYING SECURITY of the CALL OPTION to the holder of the option for a stated price during a stated period of time.

COVERED CALL OPTION: A CALL OPTION written by a person who owns the UNDERLYING SECURITY of the option during the entire period that the option is outstanding.

EXERCISE PRICE: The price at which the holder of the option may sell in a PUT OPTION, or purchase in a CALL OPTION, the UNDERLYING SECURITY upon exercise. The EXERCISE PRICE is sometimes called the striking price.

EXPIRATION DATE: The date on which the option expires, provided that it has not expired previously because of its EXPIRATION PRICE provision.

EXPIRATION PRICE: The price at which the holder of a Gordon Option loses his right to sell the option or sell or buy the UNDERLYING SECURITY. If the UNDERLYING SECURITY sells on a national securities exchange, or is quoted on an automated quotation system of a national securities association, at designated periods of time, at or above this price in a PUT OPTION, or at or below this price in a CALL OPTION, the option expires regardless of the EXPIRATION DATE of the contract. The EXPIRATION PRICES and periods of time to which they are applicable are the prices and periods of time agreed upon by the buyer or his agent in transactions with Gordon & Co. When the automated quotation system of a national securities association (NASDAQ) indicates a sale price as well as a bid and ask price for a security, the EXPIRATION PRICE of an option shall be determined by the reported sale price. References to EXPIRATION PRICE throughout this Prospectus shall be construed accordingly.

LIMITED PRICE CALL OPTION: A contract which creates a right in the purchaser of the contract to require Gordon & Co. to a) repurchase the option on the terms and conditions stated therein, or b) sell to the holder of the CALL OPTION contract the UNDERLYING SECURITY of the option at a stated price (EXERCISE PRICE) at any time prior to a stated date (EXPIRATION DATE) provided the UNDERLYING SECURITY has not sold at or below the applicable EXPIRATION PRICE stated in the contract.

LIMITED PRICE PUT OPTION: A contract which creates a right in the purchaser of the contract to require Gordon & Co. to a) repurchase the option on the terms and conditions stated therein, or b) purchase from the holder of the PUT OPTION contract the UNDERLYING SECURITY of the option at a stated price (EXERCISE PRICE) at any time prior to a stated date (EXPIRATION DATE) provided the UNDERLYING SECURITY has not sold at or above the applicable EXPIRATION PRICE stated in the contract.

LONG OR LONG POSITION:  The ownership of or right to receive a security.

NAKED CALL OPTION: A CALL OPTION written by a person who does not own the UNDERLYING SECURITY of the option during a period of time when the option is outstanding.

NAKED PUT OPTION: A PUT OPTION written by a person who does not have a SHORT POSITION in the UNDERLYING SECURITY of the option during a period of time when the option is outstanding.

OFFSETTING PUT OPTION: A PUT OPTION written by a person who does have a SHORT POSITION in the UNDERLYING SECURITY of the option during the period that the option is outstanding. The PUT OPTION is OFFSETTING because the writer's SHORT POSITION in the UNDERLYING SECURITY OFFSETS or hedges the writer's risk in the event the PUT OPTION is exercised. The writer can then close out his SHORT POSITION by delivering the securities which are PUT to the writer. But the writer's short position does not OFFSET the theoretically unlimited risk of loss incurred by the writer if the market price of the UNDERLYING SECURITY increases above the exercise price of the PUT OPTION.

PREMIUM: The aggregate price of the option agreed upon between the buyer or his agents in a transaction with Gordon & Co.

PUT: The right to require another to purchase a security (UNDERLYING SECURITY) at a stated price (EXERCISE PRICE) at any time prior to a stated date (EXPIRATION DATE).

PUT OPTION: A contract which creates a right in the holder of the contract to require the writer or issuer of the contract to purchase the UNDERLYING SECURITY of the PUT OPTION from the holder of the option at a stated price during a stated period of time.

SHORT OR SHORT POSITION: The obligation to deliver a security which a person does not own.

STANDARDIZED OPTION: An option on stock or on a stock index issued by the Options Clearing Corporation and traded on a national securities exchange.

UNDERLYING SECURITY: The stock, warrants, rights, units, bonds, U.S. Treasury securities or standardized stock or standardized index options subject to being sold or purchased upon exercise of an option. Gordon Limited Price Options written on standardized stock or standardized index options may not be transferred or exercised. They may only be resold to Gordon & Co. (See Limitations on Exercise, Transfer, and Repurchase of Options at page 19.)

                              PROSPECTUS SUMMARY

The following is intended to summarize in brief outline form certain facts discussed in greater detail in the balance of this prospectus. See "Glossary of Terms" at the inside front cover page for an explanation of some of the technical terms used in this summary and throughout the prospectus.

THE ISSUER AND THE ENDORSER

The issuer and the endorser of Gordon Limited Price Options is Gordon & Co. Gordon & Co. is a broker-dealer, registered under the Securities Exchange Act of 1934. Gordon & Co. is obligated to carry out the obligations of the options it issues and endorses in accordance with the terms and conditions thereof. Gordon & Co. acts as issuer, endorser and writer of Gordon Limited Price Options. In every case Gordon & Co. is the primary obligor on all Gordon Limited Price Options. Gordon & Co. offices are at One Gateway Center, Newton, Massachusetts 02158; telephone (617) 964-6672.

THE WRITER

As the writer of every Gordon Limited Price Option, Gordon & Co. assumes an obligation to purchase (if a put option) or sell (if a call option) the underlying security of the option in accordance with the terms of the option. Gordon & Co. writes offsetting put options, covered call options and naked put and call options. In the past Gordon & Co. has almost exclusively confined its activity to writing and endorsing offsetting put options and covered call options. Only on rare occasions has Gordon & Co. written or endorsed naked put or call options. Gordon & Co. intends to pursue this same policy in the future but Gordon & Co. reserves the right to consider each transaction on its merits and to issue, write or endorse naked options in its discretion.

THE OPTIONS AND RISKS OF OPTIONS TRANSACTIONS

Gordon Limited Price Options are limited price put and call option contracts which may be purchased or sold in transactions with Gordon & Co. Gordon & Co. has reserved the right to sell its Limited Price Options only to buyers who meet the suitability standards that Gordon & Co. has established. (See "Buying Gordon Options" at page 22.)

A Gordon & Co. Limited Price Put Option contract is a contract which (subject to certain exceptions summarized hereunder in "Limitations on Exercise, Transfer and Repurchase of Options" at page 19), gives the holder of the option the right to require Gordon & Co. to (a) repurchase the option under the terms and conditions of the option, (see "Repurchase Agreement in Gordon Options" at page 25), or (b) purchase from the holder a designated security (underlying security) at a stated price at any time prior to a stated date (expiration date) provided that the underlying security of the option has not sold at or above one of a stated series of decreasing prices (expiration prices) on a national securities exchange, or the ask price on an automated quotation system of a national securities association (hereinafter referred to as NASDAQ) has not been at or above such expiration prices during stated periods of time prior to the stated expiration date of the option. (See "Description of Gordon Options" at page 14.)

A Gordon & Co. Limited Price Call Option contract is a contract which (subject to certain exceptions summarized hereunder in "Limitations on Exercise, Transfer and Repurchase of Options" at page 19) gives the holder of the option the right to require Gordon & Co. to (a) repurchase the option under the terms and conditions of the option, (see "Repurchase Agreement in Gordon Options" at page 25), or (b) sell to the holder a designated security (underlying security) at a stated price at any time prior to a stated date (expiration date) provided that the underlying security of the option has not sold at or below one of a stated series of increasing prices (expiration prices) on a national securities exchange, or the bid price on NASDAQ has not been at or below such expiration prices during stated periods of time prior to the stated expiration date of the option. (See "Description of Gordon Options" at page 14.)

Gordon Limited Price Options are not standardized options. Standardized options do not have an expiration price provision. A standardized option has a stated expiration date (a stated term) which is not affected (shortened) by the price movement of the underlying security during the stated term of the option. A Limited Price Option contains an expiration price provision which causes the option to expire before its stated expiration date (its stated term) if the underlying security of the option sells at, or is quoted at, any one of a stated series of prices set forth in the option during the stated term of the option. (See "Description of Gordon Options" at page 14.)

Risks involved in Options Transactions are substantial. They are discussed throughout the prospectus, and in particular under "Certain Risk Factors" at page 9, and "Buying Gordon Options-Purposes and Risks" at page 22. The risks are summarized here:

       * The Purchaser of a Gordon Limited Price Option incurs the risk of losing his entire investment any time after he purchases the Option because of the expiration price provision in the Option.

       * The term of a Gordon Option may be shortened by as much as one month- 10 days under certain circumstances because of a requirement that the expiration price during the last month of any option and during the last month- 10 days of a 6 month- 10 day Option or a 12 month- 10 day Option must equal the exercise price of the Option.

       * A Gordon Option written on an underlying option, warrant or right expires no later than the expiration date of the underlying option, warrant or right.

       * Gordon & Co. assumes no obligation to notify the holder of a Gordon Limited Price Option that the market price of the underlying security is approaching the expiration price of the option. Accordingly, the Option may expire without the prior knowledge of the purchaser or holder of the Option.

       * Once a Gordon Limited Price Option expires by virtue of its expiration price provision it becomes worthless. It is not revived by subsequent fluctuation in the market price of the underlying security prior to the original expiration date of the Option.

       * Gordon Limited Price Options may not be exercised nor may Gordon & Co. be required to repurchase an Option at any time while the market for the underlying security is subject to a trading halt even on the expiration date of the Option.

       * No secondary market for Gordon Options currently exists nor is any such market expected to develop. A purchaser of a Gordon Option may be unable to realize the value of an option by selling it to anyone other than Gordon & Co. Gordon Limited Price Options written on standardized options or on standardized index options may not be transferred or exercised in any event They may be resold only to Gordon & Co.

       * The purchaser of a Gordon Option incurs the risk that Gordon & Co. may be financially unable to fulfill its obligation as issuer and writer of the Option.

OPTIONS TRANSACTIONS-PREMIUMS

Options may be purchased or sold through Gordon & Co. The price (premium) of the option, which is paid by the purchaser and is received by Gordon & Co., is determined by negotiation. The expiration prices and the exercise price of an option are also determined by negotiation. The purchaser pays an additional premium if he wishes to modify the terms of the option prior to its expiration. These premiums may be significant in evaluating the option. (See "Costs of Options Transactions" at page 31.)

UNDERLYING SECURITIES

Securities approved by Gordon & Co. for options transactions are registered or qualified under the Securities Exchange Act of 1934 for trading on a national securities exchange or quoted on NASDAQ, and they and their issuers must have characteristics conforming to the guidelines of Gordon & Co. summarized at page
20. Gordon & Co. generally refrains from issuing an option on a stock, warrant, right, unit or option with a market price less than $5.00 or on a bond with a market price less than $250.00. Gordon & Co. will not issue an option on a security quoted on NASDAQ but not listed on a national securities exchange unless the security is quoted by at least two market makers. (See "Underlying Securities" at page 20.) Gordon & Co. also writes options on securities issued by the United States of America. The list of securities which are the subject of options trading may be obtained at the offices of Gordon & Co.

EXERCISE OF OPTIONS

If the holder of a Gordon Limited Price Option does not liquidate his position by selling his option to Gordon & Co. pursuant to the repurchase agreement of the Option (see Repurchase Agreement in Gordon Options at page 25), he can realize the value of the option only by exercising it before it expires. No secondary market for the Options currently exists and none is expected to develop. Although Gordon Options are transferable (except for Options written on standardized options or standardized index options) a holder may be unable to locate a purchaser or to obtain a satisfactory price from any purchaser other than Gordon & Co. Gordon Options written on standardized options or on standardized index options can not be exercised. (See Limitations on Exercise, Transfer and Repurchase of Options at page 19.) A Gordon Limited Price Option may be exercised by the timely submission to Gordon & Co. of the option with an oral or written notice of exercise, together with the underlying security of a put option or payment of the exercise price of a call option. The procedures for exercising Options are discussed in detail under "Exercise of Gordon Options" at page 28. Failure to exercise an Option prior to its expiration either by virtue of its expiration date or expiration price provision renders the Option worthless. Once a Gordon Option expires it has no further value.

AN OVERVIEW OF OPTIONS TRADING

Option trading is not suitable for many investors. It is a highly speculative activity which involves a high degree of risk on the part of the purchaser of any put or call option. It is not unusual for the purchaser of an option to lose the entire premium he pays for the option because the price of the underlying security does not fluctuate in the direction the purchaser anticipated when he purchased the option.

In general, the purchaser of a put option speculates that the price of the underlying security will fall below the exercise price of the option during the term of the option. He hopes to be able to "put" or deliver the security to the writer of the option in exchange for the exercise price of the option, thereby realizing a profit. If the price of the underlying security rises, or fails to fall sufficiently below the exercise price during the term of the option to compensate for the premium paid for the option, the purchaser of the option will lose all or part of the premium he paid for the option.

In general, the purchaser of a call option speculates that the price of the underlying security will rise above the exercise price of the option during the term of the option. He hopes to be able to "call" upon the writer of the option to sell and deliver the underlying security of the option for the exercise price of the option, thereby realizing a profit. If the price of the underlying security falls, or fails to rise sufficiently above the exercise price during the term of the option to compensate for the premium paid for the option, the purchaser of the option will lose all or part of the premium he paid for the option.

It is apparent that the purchaser of an option speculates not only that the price of the underlying security will move in the anticipated direction, but also that it will do so within the designated term of the option.

These risks are even greater for the purchaser of a Gordon Limited Price Put or Call Option. As indicated throughout this Prospectus, Gordon Limited Price Options contain an Expiration Price as well as an Expiration Date. If the price of the underlying security of a Limited Price Option rises (in the case of a Limited Price Put Option) or falls (in the case of a Limited Price Call Option) to one of a series of pre-negotiated prices stated in the Option, the Option will expire even though the Expiration Date of the Option has not yet been reached. The Expiration Price provision compounds the purchaser's risk because the Option may expire even before its Expiration Date and will not be renewed by subsequent changes in the price of the underlying security which may occur prior to the stated Expiration Date.

The rationale for the inclusion of the Expiration Price provision in every Gordon Limited Price Option is to moderate Gordon & Co.'s risk as the writer of the option, by releasing Gordon & Co. from its obligations under the option when the market price of the underlying security rises to or above the applicable expiration price of a put option, or falls to or below the applicable expiration price of a call option. For example, if the applicable expiration price of a call option is $46.25 per share and the exercise price is $50.00 per share, the option will expire when the underlying security trades at or below $46.25. Gordon & Co. will then be relieved of its obligation as writer of the option. But the purchaser of the option will lose his entire premium.

Gordon Options do contain provisions which permit the purchaser to modify the exercise and expiration prices of any option which has not expired by paying an additional premium. If a purchaser desires to keep an option in force despite adverse movement in the price of the underlying security, he may do so by paying an additional premium.

                             CERTAIN RISK FACTORS

Before an investor purchases a Gordon Limited Price Option he should inform himself of the risks involved, including the particular risks pertaining to the business and financial condition of the issuer of the underlying security of the option, and should determine whether such a transaction is appropriate for him in light of his financial situation and investment objectives. A summary of the reports and other materials required to be made publicly available by each issuer of an underlying security is included on page 20.

Since the value of a limited price option depends upon the likelihood of favorable movements in the price of the underlying security of the option in relation to the exercise and expiration prices of the option during the life of the option, information concerning past price behavior of the underlying security may be significant in evaluating an option transaction. This information is available through various financial publications, in the financial press and elsewhere. In addition, Gordon & Co. will furnish the applicable information set forth on page 41 at the request of prospective option buyers.

The risks of options transactions are described in further detail in a subsequent section of this prospectus at page 22, but the following salient points should be emphasized at the outset. In all examples in this prospectus all transaction costs of buyers of Gordon Limited Price Options are included. It must be noted that any reference to commissions on the purchase or sale of an underlying security is an assumed figure. These commissions are not fixed, but are subject to negotiation between a customer and his broker. Accordingly, the commission used in the examples may be more or less than the actual commission. The tax effects on buyers are not considered and are not included in these examples. Tax effects may be significant and should be taken into account by anyone considering buying Gordon Limited Price Options. (See Federal Income Tax Considerations at page 30.)

SIGNIFICANT RISKS OF PURCHASING GORDON OPTIONS ARE DISCUSSED IN THIS SECTION AS WELL AS THROUGHOUT THE PROSPECTUS, AND PARTICULARLY UNDER "BUYING GORDON OPTIONS" BEGINNING AT PAGE 22.

1. THE PURCHASER OF A GORDON LIMITED PRICE OPTION RUNS THE RISK OF LOSING HIS ENTIRE INVESTMENT ANY TIME AFTER HE PURCHASES THE OPTION BECAUSE OF THE EXPIRATION PRICE PROVISION IN THE OPTION.

Every Gordon & Co. limited price put option has a provision which states that if the underlying security of the option sells at or above one of a stated series of decreasing prices (expiration prices) on a national securities exchange or the ask price on NASDAQ is at or above such expiration prices during stated periods of time during the term of the option (before its expiration date), the option expires and becomes worthless.

Every Gordon & Co. limited price call option has a provision which states that if the underlying security of the option sells at or below one of a stated series of increasing prices (expiration prices) on a national securities exchange or the bid price on NASDAQ is at or below such expiration prices during stated periods of time during the term of the option (before its expiration date), the option expires and becomes worthless.

The expiration prices in Gordon Limited Price Options and the periods of time to which they are applicable are determined by agreement of the buyers of the options and Gordon & Co. when the transaction is consummated.

The expiration price provision in Gordon Limited Price Options makes them a less desirable and more speculative option than a standardized or exchange-traded option. (See "Prospectus Summary" at pages 5 to 8.) No buyer should purchase a Limited Price Option if he can purchase a standardized option for a comparable premium.

The likelihood of a Limited Price Option expiring before its expiration date because of its expiration price provision is greatly increased if the underlying security of the option is selling near the expiration price, is a volatile security and especially if it is a low priced security. As a general rule, in order for the purchase of an option to become a profitable investment, the price of the underlying security of the option (before it sells at a price which will cause the option to expire) must fall sufficiently below the exercise price in a put option, and must rise sufficiently above the exercise price in a call option, to cover the premium and transaction costs. Certain limited exceptions to this general rule are discussed at "Repurchase Agreement in Gordon Options" at page 25.

The risk of purchasing Gordon Limited Price Options is extremely great because of their expiration prices, and anyone purchasing such an option must expect to lose the amount paid for the option. Accordingly, no investor should commit any amount of money to the purchase of Limited Price Options unless he is able to withstand the loss of the entire amount so committed. Because the risks of options transactions generally, and of transactions in Gordon Options in particular, are so great, the rules of the National Association of Securities Dealers, Inc. ("NASD") of which Gordon & Co. is a member, impose special requirements on its members regarding the approval and suitability of customers for options trading. Gordon Options will be sold only to customers who have been approved by Gordon & Co. for options trading and who satisfy the rules of the NASD regarding customer suitability for options trading. Moreover, only customers who demonstrate to Gordon & Co. that they are extremely sophisticated investors capable of understanding and bearing the peculiar financial risks attendant on buying Gordon Options issued on standardized stock options or standardized index options will be approved by Gordon & Co. for buying those types of Gordon Options. See "Method of Buying Gordon Options" at page 24.

The risk of purchasing a limited price put option may be illustrated by comparing Investor A, who for a total deposit of $5,000 plus a $71.50 commission sells short 100 shares of XYZ stock which is listed on a national securities exchange at $50 per share,* with Investor B who invests $5,100 (the premium) in a 6 month- 10 day limited price put option covering 800 shares of the same XYZ stock at an exercise price of $50 per share with expiration prices of

  $53.75 during the first monthly term of the option,

  $53.00 during the second monthly term of the option,

  $52.25 during the third monthly term of the option,

  $51.50 during the fourth monthly term of the option,

  $50.75 during the fifth monthly term of the option,

  $50.00 during the last month-10 day term of the option.

Both A and B anticipate a drop in the market price of XYZ, but should their expectations not be realized and XYZ rise in market price, A's loss would be different from B's. If XYZ rose in market price to $53.75 a share within 30 days after A had sold it short, (and assuming XYZ has paid no dividends), A will have suffered a paper loss of $375 (plus being out-of-pocket the $71.50 commission) and his deposit will be worth $4,625. He will not be required to realize this loss, and may recover it should XYZ fall in price while he is still short the 100 shares of XYZ. On the other hand, if XYZ rose in market price to $53.75 a share any time within 30 days of Investor B's purchase of the limited price put option ($53.75 being the expiration price during the first monthly term of his option), and Investor B had not exercised or sold the option, Investor B will have suffered the loss of his entire $5,100 investment with no possibility of recovery because his option would have expired.
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* This example, as well as all other examples in this prospectus, is based upon hypothetical values which are not necessarily indicative of the values in any actual transaction.

                          SUMMARY OF LOSSES OF A AND B

                    (A Sells Short;  B Purchases Put Option)

        A sells short 100 shares of XYZ and deposits          $5,000.00
        A pays a commission to sell stock short                   71.50
                                                              ---------
        Total funds deposited and commission paid             $5,071.50
                                                              =========
        Stock rises in price to $53.75 a share
        A's paper loss is $3.75 a share x 100 shares            $375.00
        Plus commission paid to sell stock short                  71.50
                                                              ---------
        A's paper loss plus commission on transaction           $446.50
                                                              =========

        B buys a put option on 800 shares of XYZ for          $5,100.00
        Stock rises in price to $53.75 a share
         (its expiration price).  Option expires and B receives    0.00
                                                              ---------
        B's loss on transaction                               $5,100.00
                                                              =========

The risk of purchasing a limited price call option may be illustrated by comparing Investor A, who for a total investment of $5,000 plus a $71.50 commission buys 100 shares of XYZ stock which is listed on a national securities exchange at $50 per share, with Investor B who invests $5,100 (pays no commission) in a 6 month- 10 day limited price call option covering 800 shares of the same XYZ stock at an exercise price of $50 per share with expiration prices of

  $46.25 during the first monthly term of the option,

  $47.00 during the second monthly term of the option,

  $47.75 during the third monthly term of the option,

  $48.50 during the fourth monthly term of the option,

  $49.25 during the fifth monthly term of the option,

  $50.00 during the last month-10 day term of the option.

Both A and B anticipate a rise in the market price of XYZ, but should their expectations not be realized and XYZ fall in market price, A's loss would be different from B's. If XYZ fell in market price to $46.25 a share within 30 days after A had purchased it (and assuming XYZ has paid no dividends), A will have suffered a paper loss of $375 (plus being out-of-pocket the $71.50 commission) and his investment will be worth $4,625. He will not be required to realize this loss, and may recover it should XYZ rise in price while he still owns the 100 shares of XYZ. On the other hand, if XYZ fell in market price to $46.25 a share any time within 30 days of Investor B's purchase of the limited price call option ($46.25 being the expiration price during the first monthly term of his option), and Investor B had not exercised or sold the option, Investor B will have suffered the loss of his entire $5,100 investment with no possibility of recovery because his option would have expired.

                          SUMMARY OF LOSSES OF A AND B

                    (A Purchases Stock;  B Purchases Call Option)

        A buys 100 shares of XYZ                              $5,000.00
        A pays a commission to buy stock                          71.50
                                                              ---------
        A's total cost                                        $5,071.50
                                                              =========
        Stock falls in price to $46.25 a share
        A's paper loss is $3.75 a share x 100 shares            $375.00
        Plus commission paid to buy stock                         71.50
                                                              ---------
        A's paper loss plus commission on transaction           $446.50
                                                              =========
        B buys a call option on 800 shares of XYZ for         $5,100.00
        Stock falls in price to $46.25 a share
         (its expiration price). Option expires and B receives     0.00
                                                              ---------
        B's loss on transaction                               $5,100.00
                                                              =========

All that has been stated in the examples set forth above would also apply to warrants, rights, units, bonds, U.S. Treasury securities and options if they were the underlying security of the option.

In the above examples if XYZ was not listed on a national securities exchange but was quoted on NASDAQ and A and B had taken the same investment positions as they had in the above examples, the same results as set forth above would have taken place except:

    Investor A might not have paid the same commission.

    Investor B, in all likelihood, would have paid Gordon & Co. a larger premium when he purchased the put and call option. Gordon & Co. generally charges higher premiums for Gordon Options overlying securities quoted on NASDAQ because the market for such securities is often less liquid, deep and continuous than the market for securities traded other national securities exchanges. B would have lost his entire investment in the put option if, during the first monthly term of the option, the quoted ask price for XYZ on NASDAQ was at or above $53.75 a share. Similarly, B would have lost his entire investment in the call option if, during the first monthly term of the option, the quoted bid price for XYZ on NASDAQ was at or below $46.25 a share.

2. THE TERM OF A GORDON OPTION MAY BE SHORTENED BY AS MUCH AS ONE MONTH- 10 DAYS UNDER CERTAIN CIRCUMSTANCES BECAUSE OF A REQUIREMENT THAT THE EXPIRATION PRICE DURING THE LAST MONTH OF ANY OPTION AND DURING THE LAST MONTH- 10 DAYS OF A 6 MONTH- 10 DAY OPTION OR A 12 MONTH- 10 DAY OPTION MUST EQUAL THE EXERCISE PRICE OF THE OPTION.

The expiration prices of Gordon Limited Price Options are determined by agreement of the parties in a transaction with Gordon & Co. However, Gordon & Co. will issue Limited Price Options only when the buyer agrees that the expiration price of the option during the last month- 10 day term of a 6 month- 10 day option or of a 12 month- 10 day option will be at the exercise price of the option; or that during the final month of any other option the expiration price of the option will be at the exercise price of the option. This agreement will result in reducing the term of any option by as much as one month and will result in reducing the term of a 6 month- 10 day option or a 12 month- 10 day option by as much as one month- 10 days if the market price of the underlying security of the option is at the exercise price of the option at the beginning of the last month of an option or at the beginning of the last month- 10 days of a 6 month- 10 day or a 12 month- 10 day option.

The effect of this agreement may be illustrated by referring to the "Typical Limited Price Options" at page 40. If the market price of XYZ is $50 a share (the exercise price) at any time after the fifth monthly term of the Typical Put or Call Option, either option expires.

3. A GORDON OPTION WRITTEN ON AN UNDERLYING OPTION, WARRANT OR RIGHT EXPIRES NO LATER THAN THE EXPIRATION DATE OF THE UNDERLYING OPTION, WARRANT OR RIGHT.

When an option, warrant or right underlying a Gordon Option expires, the option, warrant or right becomes worthless. As a result, the Gordon Limited Price Option will automatically expire by virtue of its expiration price provision.

4. GORDON & CO. ASSUMES NO OBLIGATION TO NOTIFY THE HOLDER OF A GORDON LIMITED PRICE OPTION THAT THE MARKET PRICE OF THE UNDERLYING SECURITY IS APPROACHING THE EXPIRATION PRICE OF THE OPTION. ACCORDINGLY, THE OPTION MAY EXPIRE WITHOUT THE PRIOR KNOWLEDGE OF THE PURCHASER OR HOLDER OF THE OPTION.

Every purchaser of a Gordon Option assumes the risk that the market price of the underlying security may reach the applicable expiration price of the Option at any moment without knowledge of or notice to the holder of the Option. It is the responsibility of the holder of the Option - not of Gordon & Co. - to keep apprised of the market price of the security underlying a Gordon Option.

5. ONCE A GORDON LIMITED PRICE OPTION EXPIRES BY VIRTUE OF ITS EXPIRATION PRICE PROVISION IT BECOMES WORTHLESS. IT IS NOT REVIVED BY SUBSEQUENT FLUCTUATION IN THE MARKET PRICE OF THE UNDERLYING SECURITY PRIOR TO THE ORIGINAL EXPIRATION DATE OF THE OPTIOn.

If a Gordon Option expires by virtue of its expiration price provision it no longer has any value. Even if the market price of the underlying security of the Option subsequently fluctuates in favor of the holder of the Option prior to the expiration date of the Option, the Option is not renewed. Once a Gordon Option expires, it is completely worthless.

6. GORDON LIMITED PRICE OPTIONS MAY NOT BE EXERCISED NOR MAY GORDON & CO. BE REQUIRED TO REPURCHASE AN OPTION AT ANY TIME WHILE THE MARKET FOR THE UNDERLYING SECURITY IS SUBJECT TO A TRADING HALT EVEN ON THE EXPIRATION DATE OF THE OPTION.

Gordon Options may not be exercised nor may Gordon & Co. be required to repurchase a Gordon Option while trading in the underlying security has been halted or suspended by governmental authority, by the Exchange where the underlying security is listed or by the NASD. Any such a trading halt or suspension shall not extend the date on which an option expires or the dates on which expiration prices become applicable. If such a trading halt or suspension is in effect on the stated expiration date of an Option, the Option nevertheless expires on its stated expiration date. If trading in the underlying security is permitted to resume prior to the expiration date of the option, but resumes at a price above the applicable expiration price of a Gordon Limited Price Put Option or below the applicable expiration price of a Gordon Limited Price Call Option, the Option will be deemed to have expired as of the date trading in the underlying security was resumed.

7. NO SECONDARY MARKET FOR GORDON OPTIONS CURRENTLY EXISTS NOR IS ANY SUCH MARKET EXPECTED TO DEVELOP. A PURCHASER OF A GORDON OPTION MAY BE UNABLE TO REALIZE THE VALUE OF AN OPTION BY SELLING IT TO ANYONE OTHER THAN GORDON & CO. GORDON LIMITED PRICE OPTIONS WRITTEN ON STANDARDIZED OPTIONS OR ON STANDARDIZED INDEX OPTIONS MAY NOT BE TRANSFERRED OR EXERCISED IN ANY EVENT. THEY MAY BE RESOLD ONLY TO GORDON & CO.

8. THE PURCHASER OF A GORDON OPTION INCURS THE RISK THAT GORDON & CO. MAY BE FINANCIALLY UNABLE TO FULFILL ITS OBLIGATION AS ISSUER AND WRITER OF THE OPTION.

Gordon & Co. has been a writer of Limited Price Options since 1970. Although it has met all its obligations in the past as a writer of options, and expects to be able to meet all its obligations in the future as an issuer and/or writer of options because of its capital, (see "Financial Statements" at pages
42- 57), it may find itself without sufficient funds to repurchase options it issues. (See The Back-Up System, page 29.)

                          DESCRIPTION OF GORDON OPTIONS

Gordon Limited Price Options are issued by Gordon & Co., a broker-dealer registered under the Securities Exchange Act of 1934. Every Limited Price Option issued by Gordon & Co. is registered under the Securities Act of 1933, and all purchasers of such options are entitled to the protection of that act. Purchasers of Limited Price Options are entitled to the protection of the applicable provisions of the Securities Exchange Act of 1934.

The rights and obligations of Gordon & Co. and the holders of its options are set forth in written contracts issued by Gordon & Co. (See facsimiles of Limited Price Option contracts at pages 36 and 38.) This description of Gordon Limited Price Options is a summary thereof as in effect on the date of this Prospectus.

TERMS OF OPTIONS

Every Limited Price Option indicates on its face whether it is a Limited Price Put Option or a Limited Price Call Option. It also states the date of the option contract, its number, its expiration date, the name and amount of the underlying security, the exercise price of the option, its expiration prices and the period of time during which each expiration price is applicable.

The basic contractual rights and obligations of Gordon & Co. and the holders of its options are described in the Prospectus Summary under the heading "The Options and Risks of Options Transactions" at page 5. Generally speaking, a Limited Price Option is a contract which gives the holder the right (subject to certain exceptions described at "Limitations on Exercise, Transfer and Repurchase of Options" at page 19), commencing at the time the option is issued and expiring on the expiration date of the option or at such earlier time as the option expires pursuant to its expiration price provision, to sell to Gordon & Co. theunderlying securities for the exercise price of a put option, or to purchase from Gordon & Co. the underlying securities upon payment of the exercise price of a call option, or in either case, to require Gordon & Co. to repurchase the option. (See "Repurchase Agreement in Gordon Options" at page
25).

Every Limited Price Put Option contract provides that the option will expire automatically if the underlying security of the option sells on an exchange where listed, or if the ask price on NASDAQ is at or above one of a stated series of decreasing prices (expiration prices) during stated periods of time prior to the expiration date of the option.

Every Limited Price Call Option contract provides that the option will expire automatically if the underlying security of the option sells on an exchange where listed, or if the bid price on NASDAQ is at or below one of a stated series of increasing prices (expiration prices) during stated periods of time prior to the expiration date of the option.

PARTIES TO THE OPTION TRANSACTION

The writer of every Gordon Limited Price Option is Gordon & Co. It is possible that Gordon & Co. may not have a short position in the underlying security when it writes a put option, or own the underlying security when it writes a call option in which event, it is a writer of a "naked option".

Gordon & Co. is the issuer of every Gordon Option. Gordon & Co. is always obligated, upon the timely exercise of a put option, to pay the holder of the option the exercise price of the option against delivery of the underlying security of the option and, upon the timely exercise of a call option, to deliver to the holder of the option the underlying security of the option against payment of the exercise price of the option. Gordon & Co. is always obligated to repurchase the option in accordance with its terms. (See "Repurchase Agreement in Gordon Options" at page 25.)

EXERCISE PRICE OF OPTIONS

All Limited Price Options issued by Gordon & Co. have an exercise price per share, warrant, right, unit, option or per bond equal to or approximating the market price of the underlying security at the time the option is issued. No options are issued by Gordon & Co. in which the exercise price is more than five per cent (5%) above or five per cent (5%) below the market price of the underlying security when the option is issued.

RENEWAL OF OPTIONS

Gordon Limited Price Options do not provide for renewal.

EXPIRATION PRICES OF OPTIONS

Gordon & Co. offers (subject to negotiation and change) to issue or write its 6 month-10 day, 9 month, and 12 month-10 day Limited Price Options with an exercise price at the market, with expiration prices ranging from 16 1/2% to 0% above (in the case of a put option) or below (in the case of a call option) the exercise price of its options provided that the premiums received for the options are premiums set forth in a schedule of premiums at page 32.
Expiration prices of Gordon Limited Price Options written on standardized or index options are specially negotiated.

The expiration prices of a Gordon Limited Price Put Option will be above, and the expiration prices of a Gordon Limited Price Call Option will be below the exercise price of the option when the option is issued by that percentage of such exercise price as is shown on the charts on pages 15 and 16 for the various periods of time during the term of the option.

If the expiration prices as so computed do not come to an even 1/8 of a point, the expiration prices are decreased in the case of a Limited Price Put Option and increased in the case of a Limited Price Call Option to the next 1/8 of a point.

                   EXPIRATION PRICES OF LIMITED PRICE OPTIONS

(Expressed as a percentage adjustment to the exercise price of the option. For Limited Price Put Options add the percentage shown to the exercise price. For Limited Price Call Options subtract the percentage shown from the exercise price).

            6 MONTH-10 DAY OPTIONS            9 MONTH OPTIONS             12 MONTH-10 DAY OPTIONS
            ----------------------            ---------------             -----------------------
         PERIOD    PERCENTAGE OF THE     PERIOD   PERCENTAGE OF THE       PERIOD   PERCENTAGE OF THE
           OF       EXERCISE PRICE         OF       EXERCISE PRICE          OF      EXERCISE PRICE
          TIME      OF THE OPTION         TIME      OF THE OPTION          TIME     OF THE OPTION
         ------    ---------------       ------    ---------------       -------   ---------------
        1st month      7 1/2%            1st month     12    %            1st month   16 1/2%
        2nd month      6    %            2nd month     10 1/2%            2nd month   15    %
        3rd month      4 1/2%            3rd month      9    %            3rd month   13 1/2%
        4th month      3    %            4th month      7 1/2%            4th month   12    %
        5th month      1 1/2%            5th month      6    %            5th month   10 1/2%
        6th month-                       6th month      4 1/2%            6th month    9    %
         10 days       0    %            7th month      3    %            7th month    7 1/2%
                                         8th month      1 1/2%            8th month    6    %
                                         9th month      0    %            9th month    4 1/2%
                                                                         10th month    3    %
                                                                         11th month    1 1/2%
                                                                         12th month-
                                                                          10 days      0    %

The computation of expiration prices of a Limited Price Put and Call Option may be illustrated as follows:

A purchases a 6 month-10 day, 9 month or 12 month-10 day Limited Price Option on 100 shares of XYZ listed on a national securities exchange at $50 per share and pays a premium set forth on pp. 30-32. Gordon & Co. will issue a Limited Price Put or Call Option with an exercise price at $50 per share with the following monthly expiration prices:

      MONTHLY EXPIRATION PRICES OF LISTED SECURITIES SELLING FOR $50 A SHARE

                  6 MONTH-10 DAY OPTION  9 MONTH OPTION  12 MONTH-10 DAY OPTION
                  ---------------------  --------------  ----------------------
TERM OF               PUT    CALL         PUT    CALL       PUT      CALL
THE OPTION          OPTION  OPTION      OPTION  OPTION     OPTION   OPTION
----------          ------  ------      ------  ------     ------   ------
 1st month          $53.75  $46.25      $56.00  $44.00     $58.25      $41.75
 2nd month           53.00   47.00       55.25   44.75      57.50       42.50
 3rd month           52.25   47.75       54.50   45.50      56.75       43.25
 4th month           51.50   48.50       53.75   46.25      56.00       44.00
 5th month           50.75   49.25       53.00   47.00      55.25       44.75
 6th month -10 days  50.00   50.00       50.75   49.25      53.00       47.00
 9th month                               50.00   50.00      52.25       47.75
10th month                                                  51.50       48.50
11th month                                                  50.75       49.25
12th month -10 days                                         50.00       50.00

These expiration prices apply to stocks, warrants, rights, units, bonds and U.S. Treasury securities. Expiration prices of Limited Price options on underlying options are specially negotiated. Expiration prices of Limited Price Options with expiration dates other than those listed above are agreed upon with Gordon & Co. when the transaction is negotiated.

REPURCHASE OF GORDON LIMITED PRICE OPTIONS

Gordon & Co. is obligated by the express terms of every option it issues to repurchase the option from the holder at any time prior to its expiration for a price determined as set forth in the option and described in detail at "Repurchase Agreement in Gordon Options" at page 25. Certain exceptions to the obligation of Gordon & Co. to repurchase the options it issues are discussed at "Limitations on Exercise, Transfer and Repurchase of Options" at page 19.

MODIFICATION OF TERMS OF OPTIONS

Gordon & Co. is further obligated by the express terms of every option it issues at the request of the holder of the option at any time prior to the expiration of the option, to increase the exercise and expiration prices of a put option, and decrease the exercise and expiration prices of a call option, as much (as many points) as the holder desires upon receipt of an appropriate premium. (See "Costs of Options Transactions" at page 31).

PREMIUMS FOR OPTIONS

The premiums for Gordon Limited Price Options, as well as their commencement dates, expiration dates, exercise prices, expiration prices and the periods of time to which they are applicable are all determined by agreement of the parties in transactions with Gordon & Co. and are all negotiable. The schedule of premiums at page 32 and of expiration prices at pages 15-16 are representative only and are always subject to negotiation and change. Some of the factors which bear upon the determination of the premium for an option are discussed at "Costs of Options Transactions" at page 31. The buyer of Gordon Options always negotiates solely with Gordon & Co.

SOME DIFFERENCES BETWEEN GORDON & CO. OPTIONS AND OTHER OPTIONS

Gordon Limited Price Options differ from other options in these major respects among others:

1. Every Gordon Limited Price Option contains an expiration price provision which causes the option to expire before its stated expiration date (its stated term) if the underlying security of the option sells on a national securities exchange or is quoted on NASDAQ at one of a stated series of prices set forth in the option during the term of the option. (See pages 15 and 16).

2. Gordon Limited Price Options provide the potential availability of a premium refund (subject to certain exceptions summarized hereunder in "Limitations on Exercise, Transfer and Repurchase of Options" at page 19) pursuant to the repurchase agreement provision which obligates Gordon & Co. to repurchase the option under certain circumstances any time before it expires. Gordon Options may not be exercised or submitted for repurchase while trading in the underlying security is halted. (See "Repurchase Agreement in Gordon Options" at page 25).

3. Gordon Limited Price Options are not traded on any exchange. The holder of a Limited Price Option should expect only to exercise it, sell it to Gordon & Co. or permit it to expire. There is no secondary market for Gordon Options and none is expected to develop. Gordon Limited Price Options do not provide the depth, liquidity and continuity of a secondary market provided by an option exchange. While it is theoretically possible for the holder of a Gordon Option to sell it to a third party, the holder may be unable to locate a purchaser or obtain a satisfactory price from anyone other than Gordon & Co. As previously noted, Gordon Options written on standardized stock options or on standardized index options may not be transferred or exercised in any event.

4. Options issued by the Options Clearing Corporation are known as "Standardized Options" and are traded on several national securities exchanges. Standardized Options contain no expiration price.

5. Gordon Limited Price Options provide that applicable expiration prices and exercise prices are decreased by the value of cash dividends on the date the underlying security goes ex-dividend. See discussion under "Adjustments in Terms" at pages 17-18.

6. Gordon Limited Price Options may not be exercised nor may the repurchase of an option be required of Gordon & Co. while the market for the underlying security is subject to a trading halt even on the expiration date of the option. Standardized options are subject to more liberal rules. See the discussion under "Limitations on Exercise, Transfer and Repurchase of Options" at page 19.

7. Each of the options markets has established minimum requirements that must be met by underlying securities and issuers thereof in connection with their selection for options trading. Minimum requirements have also been fixed as maintenance standards for the continued listing of options previously selected which must be met by both the underlying securities and the issuers thereof. These requirements are, in part, designed to assure that underlying securities are widely held and actively traded, and they relate to such matters as the number of shares or other units of the underlying security outstanding and held by persons other than affiliates of the issuer, the number of shareholders, trading volume of the underlying security, and the market price of the underlying security. In addition, other standards relate to such matters as compliance by the issuer of the underlying security with the reporting requirements of the SEC, the past earnings history of such issuer and the absence of defaults by such issuer in meeting certain of its obligations. The options markets' criteria regarding underlying securities and the issuers thereof are subject to change.

Gordon & Co. does not limit or restrict its Limited Price Put and Call Options to underlying securities and issuers thereof which meet the minimum requirements established by the options markets. Gordon Limited Price Options are written on most of the securities listed on national securities exchanges and on many securities quoted on NASDAQ. (See "Limitations on Option Purchases" at page 25).

Other significant differences between Gordon Options and other options are discussed at "Adjustments in Terms" at pages 17-18, "Limitations on Exercise, Transfer and Repurchase of Options" at page 19; and "Exercise of Gordon Options" at page 28.

ADJUSTMENTS IN TERMS

The number of securities underlying Gordon Limited Price Options and the exercise price (striking price) and expiration prices are subject to adjustment in the event of dividends, distributions, stock splits, reverse splits, recapitalizations, reorganizations or similar activity by the issuer of the underlying security.

If the underlying security of an option is a stock, these adjustments are as follows:

1. (a) The contract striking price and expiration prices shall be reduced by the value of any cash dividend on the day the stock goes ex-dividend. Options traded on national securities exchanges do not provide for these adjustments to reflect the declaration or payment of ordinary cash dividends. Options traded in the over-the-counter market may provide for adjustments similar to Gordon Options in this respect.

  For example, assume that A purchases a 6 month-10 day put option on 100 shares of XYZ with a contract striking price of $50 per share with an expiration price of $53.75 during the first monthly term of the option.
  Three weeks after A purchases the option, the issuer of the underlying security declares and pays a $2 cash dividend. Under the "Adjustment of Terms" set forth above, the exercise price is lowered from $50 to $48 per share and the expiration price is lowered from $53.75 to $51.75 per share during the first monthly term of the option and by $2 per share during each subsequent monthly term of the option. The financial disadvantage to A, because of the declaration and payment of the dividend, is that A can deliver the underlying security of the option for only $48 instead of $50 per share and can obtain, under the repurchase agreement of the option, only the excess, if any, between the adjusted applicable expiration price of $51.75 (instead of $53.75) per share, and the amount XYZ can be purchased for during the first monthly term of the option. The repurchase price during subsequent monthly terms of the option will be similarly reduced by $2 per share. (See "Repurchase Agreement in Gordon Options" at page 25).

  Now assume that A purchases a 6 month-10 day call option on 100 shares of XYZ with a contract striking price of $50 per share with an expiration price of $46.25 during the first monthly term of the option. Three weeks after A purchases the option, the issuer of the underlying security declares and pays a $2 dividend. Under the "Adjustment of Terms" set forth above, the exercise price is lowered from $50 to $48 per share and the expiration price is lowered from $46.25 to $44.25 per share during the first monthly term of the option and by $2 per share during each subsequent monthly term of the option. The financial advantage to A, because of the declaration and payment of the dividend, is that A can call for the underlying security of the option at $48 instead of $50 per share and can obtain, under the repurchase agreement of the option, the excess, if any, between what XYZ can be sold for and the adjusted expiration price of $44.25 (instead of $46.25) per share, during the first monthly term of the option. The repurchase price during subsequent monthly terms of the option will be similarly increased by $2 per share.
  (See "Repurchase Agreement in Gordon Options" at page 25).

   (b) Where the underlying security of an option is entitled to rights and/or warrants the contract striking price and the expiration prices of the option shall be reduced by the value of same as fixed by the opening sale thereof on the day the stock sells ex-rights and/or warrants. If the underlying security is traded in the over-the-counter market and quoted on NASDAQ the opening sale will be determined by the opening ask price on NASDAQ in the case of a put option; and by the opening bid price on NASDAQ in the case of a call option.

2. (a) In the event of stock splits, reverse splits or other similar actions by the issuer of the stock, warrant or unit, the option shall become an option for the equivalent in new securities when duly listed for trading, and the contract striking price and expiration prices shall not be reduced;

   (b) Stock dividends or the equivalent due-bills shall be attached to the stock, warrant or unit when and if the option is exercised, and the contract striking price and expiration prices shall not be reduced.

  If the underlying security of an option is a bond these adjustments are as follows:

  1. The contract striking price and expiration prices shall be reduced by the value of any interest on the date interest is paid.

  2. Upon exercise or election to require repurchase of the option, the contract striking price and expiration prices shall be reduced by the amount of accrued interest from the last interest payment date to the date of presentation.

  3. If the underlying bond is called for redemption by the issuing corporation, wholly or in part, the option shall expire on the date fixed for redemption by the issuing corporation and the contract striking price and expiration prices shall be reduced by the amount of accrued interest from the last payable date to the date of redemption.

LIMITATIONS ON EXERCISE, TRANSFER AND REPURCHASE OF OPTIONS

Gordon Limited Price Options may not be exercised or the repurchase of an option be required of Gordon & Co. while trading in the underlying security has been halted by governmental authority, by the Exchange where listed or by the NASD. Such a trading halt shall not extend the date on which an option expires or the dates on which expiration prices become applicable. If such a trading halt is in effect on the stated expiration date of an option, the option nevertheless expires on its stated expiration date. It should be noted that the rules of national securities exchanges listing options for trading state that an option is exercisable during the ten (10) days prior to and including its expiration date even if trading in the underlying security has been halted. There is authority to the effect that conventional options traded in the over-the-counter market may similarly be exercised on and prior to their expiration date under certain circumstances even if trading in the underlying security has been halted. In this respect, Gordon Options differ from Standardized Options.

As previously indicated in this Prospectus, Gordon Limited Price Options written on underlying standardized stock options or on underlying standardized index options cannot be transferred or exercised. The only method by which the holder of such a Gordon Option can realize the value, if any, of that Option is by reselling the Option to Gordon & Co. pursuant to the repurchase provisions of the Option.

POSITION LIMITS

Gordon & Co. has established limitations governing the maximum number of shares of stock, warrants, rights, units, options or bonds on which Gordon Limited Price Options will be issued and may be held by a single investor or group of investors acting in concert (regardless of whether the options are held in one or more accounts or through one or more brokers) and has established limits governing the amount of aggregate premium received for such options. Gordon & Co. will issue options contracts on no more than 100,000 shares of stock, 100,000 warrants, rights or units, $1,000,000 of bonds or 1,000 options covering the same underlying security and having the same expiration date up to a maximum of 200,000 shares of stock, 200,000 warrants, rights or units, $2,000,000 of bonds or 2,000 options covering the same underlying security regardless of the expiration date. In no event will Gordon & Co. issue options on the same underlying security if the premium received for such options exceeds $1,000,000.

For purposes of calculating these Position Limits, both for Gordon & Co., as writer, and for buyers of Gordon Options, positions in Gordon Options will be aggregated with positions in standardized options.

EVIDENCE OF OPTION CONTRACTS

Gordon Limited Price Options are evidenced by option contracts issued by Gordon & Co. Gordon & Co. maintains daily records of all options it issues. The ownership of Limited Price Options is evidenced by possession of the option contracts. (See facsimiles of Limited Price Options at pages 36 and 38.) Gordon & Co. also furnishes confirmations and statements to every account for whom it sells and buys options. It is responsible for inaccuracies or omissions in confirmations and statements of account. The transfer of Gordon & Co.'s option contracts changes the ownership of the options.

UNDERLYING SECURITIES

The underlying securities on which Gordon Limited Price Options are available are securities registered under the Securities Exchange Act of 1934 and are listed on national securities exchanges or quoted on NASDAQ, and, accordingly, the issuers of the underlying securities are subject to the reporting and disclosure requirements of the Securities Exchange Act of 1934. (See "Prospectus Summary-Underlying Securities" at page 7). Also, those stocks, warrants, bonds, rights, units or options which are listed on exchanges are subject to the listing agreement of the exchanges where listed and have satisfied the listing standards of that exchange. Issuers of the stocks, warrants, rights, units or bonds which underlie Gordon Options are all subject to the Securities and Exchange Commission (SEC) reporting requirements imposed by Sections 13 and 15(d) of the 1934 Act, including, but not limited to, the filing of periodic reports with the SEC and, in the case of issuers whose securities are listed on a national securities exchange, with one or more securities exchanges. Such reports include annual reports on Form 10-K as well as reports on Forms 10-Q and 8-K describing the business of the issuer and containing financial statements, quarterly financial reports and current reports of certain significant events. These materials are maintained for the last three fiscal years in the public files of the SEC and certain securities exchanges. Gordon & Co. will issue and write options on securities only if it appears from the SEC public files that the issuer of the security is in compliance with SEC reporting and other requirements. Gordon & Co. makes a diligent effort, prior to writing an option, to determine that the issuer of the underlying security is not delinquent in its filings. A list of securities on which Gordon & Co. Limited Price Options are available may be obtained at the offices of Gordon & Co. Gordon & Co. also issues options on United States Government Securities.

Gordon & Co. generally issues an option on a security only if the security has a price of $5 or more if a stock, warrant or option or $250 or more if a bond, as determined by reference to: (1) the closing price on the principal national securities exchange on which the security is listed on the last day on which a sale occurred on such exchange, or (2) if the security is not so listed, the closing best bid on the preceding business day on NASDAQ. However, Gordon & Co. reserves the right to deviate from this policy at any time.

Gordon & Co. will issue an option on a security quoted on NASDAQ but not listed on a national securities exchange only if, at the time the option is issued, there are two or more dealers (market makers) standing willing to, and who do in fact, make a market in such security including making regular published bona fide bids and offers for such security for their own accounts.

Historical price and volume information concerning underlying securities may be significant in evaluating options transactions. This information is available through various financial publications, in the financial press and elsewhere.

Upon request at or prior to any option transaction, Gordon & Co. will furnish the buyers of its Limited Price Options, simultaneously with the written confirmation of the transaction (generally on the same day or within twenty-four hours of the time the transaction is executed), with a disclosure statement, substantially in the form set forth on page 41, containing the following information applicable to the underlying security unless the security underlying the option is a security authorized for trading on the Listed Options Exchanges, or unless the underlying security is exempt under the 1933
Act:

     (a) The identity of the issuer and the number of shares outstanding at the end of its last fiscal year;

     (b) The exchange where the security is traded or an indication that it is traded over-the-counter;

     (c) The sales/revenues and earnings per share of the issuer for the past three fiscal years;

     (d) The quarterly high and low sales prices (or bid prices) of the underlying security and the dividends paid or declared quarterly for the last two fiscal years; and

     (e) The volume of trading in the underlying security on the primary market where the security is traded for the four weeks (ending on Friday) preceding the date of the transaction and the average volume of trading in such primary market during those four weeks.

(The remainder this page is intentionally left blank. The Prospectus continues on Page 22.)

                             BUYING GORDON OPTIONS

PURPOSES AND RISKS

There are a number of possible uses of Gordon Limited Price Options by buyers (holders). Each of these uses involves risks in varying degrees, and not every use is suitable for every investor. Some uses of options and attendant risks are illustrated below. As before, tax consequences are not considered in these descriptions but are significant in determining the net gain or loss in options transactions.

It must be noted that all of the purposes served by Gordon Limited Price Options are also served by standardized options traded on national securities exchanges as well as by certain other options which may be available on the over-the-counter market, ("Over-the-Counter-Options").
Over-the-Counter-Options and standardized options do not contain the expiration price provision found in Gordon Limited Price Options. Accordingly, Over-the-Counter-Options and standardized options give the holder an opportunity to wait-out a favorable movement in the price of the underlying security over the entire term of the option, whereas a Gordon Limited Price Option will expire prior to its expiration date if the underlying security sells at or is quoted at the applicable expiration price.

For this reason, Gordon Limited Price Options are more speculative investments and involve a greater degree of risk than standardized options or most Over-the-Counter-Options. No purchaser should buy a Gordon Limited Price Option if he can purchase a Standardized Option or an Over-the-Counter-Option on the same securities for an equivalent premium.

On the other hand, Over-the-Counter-Options are not always readily available especially on large blocks of securities. Standardized options are available at the present time only on a selected group of securities. Gordon Options are generally readily available to sophisticated stock market investors, speculators and traders in large quantity on all securities listed on a national securities exchange or quoted on NASDAQ subject to certain conditions discussed at "Underlying Securities" at page 20, "Position Limits" at page 19, "Limitations on Option Purchases" at page 25, and "Limitations on Exercise, Transfer and Repurchase of Options" at page 19.

Limited Price Options have been available from time to time from issuers other than Gordon & Co. Gordon & Co. is presently aware of the current availability of limited price options from other issuers, and prospective buyers of Gordon Options should be advised that limited price options may be available from issuers other than Gordon & Co. on terms more favorable to the buyer. For example, not all broker-dealers who have sold limited price options have used the same formula as Gordon & Co. when computing premium refunds. Some broker-dealers who have sold limited price options have computed premium refunds in certain instances on a basis more favorable to the holder of the option than the basis of computation presently employed by Gordon & Co. Accordingly, no prospective buyer should purchase a Gordon Option without investigating the current availability of other limited price options and should not purchase a Gordon Option if he can purchase a similar option on more favorable terms for a comparable premium.

1. Using Options for Leverage Potential. Because a limited price put option premium is considerably less than the cost of selling short the underlying security, and a limited price call option premium is considerably less than the cost of purchasing the underlying security, a given amount of funds may purchase options covering a much larger quantity of securities than could be sold short or purchased directly. By so leveraging his funds, the purchaser of options is able to benefit from any decreases in the price of the underlying security in a put option, and any increases in the price of the underlying security in a call option, to a considerably greater extent than had he sold short or purchased the security outright. However, if the option is not exercised or sold while it has a remaining value, and if the value of the underlying security has not decreased in a put option or increased in a call option during the life of the option (before it expires because of its expiration date or expiration price provision), the option purchaser will lose his entire investment, whereas had he sold short or purchased the security directly, he might have had no loss or only a paper loss.

Further, except when the value of the remaining life of an option may be realized by selling it, for an option purchase to be profitable, the underlying security must depreciate in value in a put option and appreciate in value in a call option by more than the total premium paid in connection with the purchase and sale (or exercise) of the option. For example, if a limited price put option covering 100 shares of XYZ stock at an exercise price of $50 per share is purchased for a premium of $662.50, and if the option has no value which may be realized on account of its remaining life (i.e. its only value depends upon the exercise price being above the market price of the underlying stock), before the option can be exercised or sold at a profit, the price of the underlying stock must decrease below $43.375 (the $6.625 decrease will cover the premium). Also, for example, if a limited price call option covering 100 shares of XYZ stock at an exercise price of $50 per share is purchased for a premium of $662.50, and if the option has no value which may be realized on account of its remaining life (i.e. its only value depends upon the exercise price being below the market price of the underlying stock), before the option can be exercised or sold at a profit, the price of the underlying stock must increase to $56.625 (the $6.625 increase will cover the premium). Accordingly, this use of options is extremely speculative, expecially because of the expiration price provision of Gordon Limited Price Options, and is unsuitable for investors who do not have the financial capacity to withstand large losses.

2. Using Options as an Alternative to Selling Short or Investing in the Underlying Security. This use of options assumes an investor who anticipates a drop or rise in the price of XYZ stock but does not think it prudent to expose himself to the risk of a severe price rise by selling XYZ short or to the risk of a severe price decline by buying XYZ outright. Through the purchase of a put option on 100 shares of XYZ as an alternative to the short sale or, through the purchase of a call option on 100 shares of XYZ as an alternative to the outright purchase of 100 shares of the stock, the investor may put himself in a position to realize the hoped for profit (less the premium paid for the option) and to limit his losses to the premium should the stock increase in value in a put option and decline in value in a call option. This use of options anticipates the investment of the entire difference between the cost of the option and the short sale price or cost of the stock in a relatively risk-free manner (such as a savings account or Treasury bills), the income from which helps offset the cost of the option. (To the extent that an investor departs from this risk limiting use of options by failing to invest in a relatively risk-free manner the entire difference between the cost of the option and the short sale selling price of the stock in a put option and the cost of the stock in a call option, the option investment becomes more of a leverage device as described under example 1 above, and the investor becomes subject to the risks specified thereunder).

Although generally considered to be among the more conservative uses of option buying, the use of options described in this example 2 still involves significant risks that are not present in an ordinary short sale or stock purchase. Unlike the stock investor, the option purchaser must not only predict whether the price of the stock is going to fall or rise, but when it will fall or rise. If the stock price does not fall below in a put option, or rise above in a call option, the exercise price during the life of the option, the option purchaser will lose his entire option investment (unless he is able to recover a portion of the premium in an option repurchase transaction), whereas the stock investor will have suffered only a paper loss until he chooses to buy in the stock he is short or sell the stock he owns. Thus, an option investor does not have the choice of "waiting out" an unexpected upturn or downturn in the stock price beyond the expiration of the option. Obviously, the shorter the term of the option, the greater is this risk. It should be emphasized that this risk is increased by the expiration price provision of Gordon Limited Price Options.

Further, the very security which might be considered more conservative from the standpoint of a direct short sale or purchase could be more risky as an option investment. For example, a stable security might be considered a safer investment than a more volatile security because its price is less likely to rise or fall, but the same stability factor also means that a security with a stable price is less likely to fall significantly in a put option or rise significantly in a call option during the relatively short duration of an option. If the underlying security price does not fall in a put option or rise in a call option during that period, the option holder stands to lose his entire investment in the option.

The above enumeration of certain purposes and risks of buying options does not purport to be inclusive; there are other uses that may involve greater or lesser degrees of risk than stated above. Further, because of the repurchase agreement of Gordon Limited Price Options, the holder of an option may sell it to Gordon & Co. Such sale transactions permit additional uses which are discussed at page 25. No investor should undertake any transaction in options unless he thoroughly understands the mechanics and risks involved and is financially able to bear the risks.

It must be noted that the operation of the expiration price provision of Gordon Limited Price Options may cause any such option to expire at any time after it is purchased by virtue of fluctuation in the market price of the underlying security. A Gordon Limited Price Option may expire without the knowledge of the buyer or holder of such option. Gordon & Co. assumes no obligation to notify the buyer or holder of any Gordon Limited Price Option that the market price of the underlying security is approaching the expiration price of the option. Once a Gordon Limited Price Option expires by virtue of its expiration price provision, it becomes worthless. Subsequent fluctuation in the market price of the underlying security prior to the expiration date of the option does not revive the option.

METHOD OF BUYING GORDON OPTIONS

Gordon Limited Price Options may be purchased by placing an order with a broker or directly with Gordon & Co. An order should specify the premium being offered, the underlying security and the quantity thereof, the expiration date, the exercise price, and the expiration prices and the periods of time to which they are applicable. The order may be accepted or rejected by Gordon & Co., or negotiation may occur concerning the premium, exercise price, expiration prices and other terms of the option. As stated at pages 15-16, the charts indicating premiums and expiration prices of Gordon Options included in this prospectus are illustrative only, and are always subject to negotiation.

As indicated at pages 5 and 14, Gordon & Co. generally issues only offsetting put options and covered call options with an exercise price equal to the market price of the underlying security when the option is issued. Promptly upon receipt of a customer's order and agreement on the terms of the Gordon Limited Price Option to be issued Gordon sells (if a put option) or purchases (if a call option) the underlying security through a securities broker. The price at which the underlying security is positioned by Gordon & Co. determines the exercise price of the Gordon Option and directly affects the amount of the premium for the option. Accordingly, a customer should instruct Gordon & Co. when he places his order whether Gordon should position the underlying security by issuing a market order, a limit order or some other form of contingency order.

In those rare instances when Gordon elects to issue a naked option, Gordon sells, as promptly as applicable short selling regulations permit, and simultaneously purchases (if a naked put option) or purchases and simultaneously sells (if a naked call option) the underlying security. The actual price which Gordon & Co. receives on the sale of the underlying security of a naked put option, or the actual price which Gordon & Co. pays for the underlying security of a naked call option determines the exercise price of the Gordon Option issued to the customer and directly affects the amount of the premium for the option.

When Gordon & Co. and the customer agree on the premium and other terms of the Limited Price Option and the exercise price of the option is established according to the procedures herein described a trade binding on the parties results.

The buyer, or his broker, is required to pay the premium to Gordon & Co. prior to 9:30 A.M. Eastern Time of the following business day, at which time the option is issued by Gordon & Co. It is important to note that an option cannot be exercised or resold until the premium is paid.

Gordon & Co. reserves the right to sell Limited Price Options only to buyers determined by Gordon & Co. to be sophisticated stock market investors, traders and speculators. These buyers must satisfy Gordon & Co. that they have complete comprehension of the mechanics and risks involved in trading in options, especially Limited Price Options, and have the financial resources to enable them to bear the risk of trading in such options. As previously stated under "Certain Risk Factors" at page 9, the NASD imposes special disclosure and suitability rules for customers who engage in options trading. Gordon & Co. sells Gordon Options only to purchasers who satisfy the options disclosure and suitability requirements imposed by the NASD.

Moreover, Gordon & Co. will sell Gordon Options written on standardized stock options or on standardized index options only to extremely sophisticated investors who demonstrate a clear understanding of and ability to bear the unusual risks attendant in a derivative instrument written on another derivative instrument.

Gordon & Co. determines the suitability of option buyers by requiring each prospective buyer to submit a signed written application to open an account with Gordon & Co. The applicant is required to disclose his full name, age, marital status, number of dependents, home and business addresses and telephone numbers, name of employer and position held, bank references, stockbroker reference, taxpayer identification number, date of birth, annual income, net worth, investment experience and knowledge, and investment objectives.

An authorized representative of Gordon & Co. analyzes each application and determines whether the applicant is suitable for option trading before any transaction is consummated.

LIMITATIONS ON OPTION PURCHASES

Gordon & Co. has established position limits governing the maximum number of shares of stock, warrants, bonds or options on which Gordon Limited Price Options may be held by a single investor or group of investors acting in concert and the amount of the aggregate premiums received for such options. Gordon & Co. generally refrains from issuing options if the underlying security of an option has a closing market price or bid price of less than $5 per share or per option or $250 per bond. (See "Position Limits" at page 19.)

                    REPURCHASE AGREEMENT IN GORDON OPTIONS

GENERAL

As mentioned at pages 16 and 17 in this prospectus, the repurchase agreement in Gordon Limited Price Options permits investors with existing positions as holders of options, subject to certain exceptions summarized hereunder in "Limitations on Exercise, Transfer and Repurchase of Options" at page 19, to liquidate their positions by selling their options to Gordon & Co.

A holder (bearer) of a Limited Price Option who desires to sell his option to Gordon & Co. must present the option and notify Gordon & Co. that he elects to require Gordon & Co. to repurchase the option. This must be done before the option expires. The holder may give this notice orally or in writing when he presents the option to Gordon & Co. Upon receipt of the option and notice, Gordon & Co. will offer to purchase or sell the underlying security in accordance with the terms of the notice. Upon the purchase or sale of the underlying security, Gordon & Co. will pay the holder of the option the repurchase price calculated in accordance with the method set forth under "Liquidating Sales Transactions" below. If Gordon & Co. cannot purchase or sell the underlying security of the option because a trading halt on the underlying security imposed by governmental authority, by the exchange where the security is listed, or by the NASD, is in effect, Gordon & Co.'s obligation to repurchase the option ceases under the repurchase agreement of the option, unless trading in the underlying security resumes before the expiration date of the option. (See Paragraph 5 in Facsimiles of Limited Price Options at pages 36 and 38.)

LIQUIDATING SALE TRANSACTIONS

The repurchase agreement in Gordon Limited Price Options is available to the holder of options, subject to certain exceptions summarized hereunder in "Limitations on Exercise, Transfer and Repurchase of Options" at page 19, up to the time the options expire by virtue of their expiration date or expiration price provision. The repurchase price for a put option is the amount by which the applicable expiration price of the put option is above the price Gordon & Co. pays to purchase the underlying security when the holder of the put option requests its repurchase. The repurchase price for a call option is the amount by which the applicable expiration price of the call option is below the price Gordon & Co. receives on the sale of the underlying security when the holder of the call option requests its repurchase. The repurchase price for a put or call option is reduced by the amount, if any, by which the commission paid to purchase or sell the underlying security when the holder of the option requests its repurchase, exceeds the commission paid to sell short or purchase the underlying security at the time the option was issued.

In order to require the repurchase by Gordon & Co. of a Limited Price Put Option, the holder (bearer) must present the option to Gordon & Co. prior to the earlier of (a) 3:15 P.M. Eastern Time on the expiration date of the option or (b) such time as a sale shall occur of the underlying security on a national securities exchange, if listed on an exchange, or if not so listed at such time as an ask price appears for the underlying security on NASDAQ, at a price equal to or more than the expiration price specified in the option as applicable to the period which includes the date of such sale or of such ask price.

In order to require the repurchase by Gordon & Co. of a Limited Price Call Option, the holder (bearer) must present the option to Gordon & Co. prior to the earlier of (a) 3:15 P.M. Eastern Time on the expiration date of the option or (b) such time as a sale shall occur of the underlying security on a national securities exchange, if listed on an exchange, or if not so listed at such time as a bid price appears for the underlying security on NASDAQ, at a price equal to or less than the expiration price specified in the option as applicable to the period which includes the date of such sale or of such bid price.

The holder (bearer) of the option cannot exercise or require its repurchase while trading in the underlying security of the option has been halted by governmental authority, by the exchange where listed, or by the NASD. Such a trading halt shall not extend the date on which the option expires or the dates on which the expiration prices become applicable. If such a trading halt is in effect on the expiration date of the option, the option nevertheless expires on its expiration date.

The holders of Gordon Limited Price Options may save stock brokerage commissions when they resell their options to Gordon & Co. instead of exercising them, and in certain instances, receive a portion of the premium they paid for the options by obtaining the spread, if any, between the expiration price (not the striking price) and the current market price of the security underlying the options.

For example, a holder might have purchased the typical limited price put option described at "Typical Limited Price Options" (page 40) for $662.50 when XYZ stock was selling at $50 per share. Twenty-nine days later, XYZ stock is selling for $45 (and it had not risen during said period of time to $53.75).
By exercising the repurchase agreement of the option, the holder would receive, in accordance with the repurchase agreement, $875 (if the underlying stock is purchased by Gordon & Co. at $45), this sum being the difference between the first month expiration price of $53.75 (not the striking price of $50) and the purchase price of the underlying stock at $45. The profit made by selling the option in this transaction would be $212.50 ($875 less the $662.50 premium paid for the option) less the difference, if any, of any commission Gordon & Co. pays to buy-in XYZ over the commission it paid to sell XYZ short at the time the option was written.

Again, for example, a holder might have purchased the typical limited price call option described at "Typical Limited Price Options" (page 40) for $662.50 when XYZ stock was selling at $50 per share. Twenty-nine days later, XYZ stock is selling for $55 (and had not fallen during said period of time to $46.25). By exercising the repurchase agreement of the option, the holder would receive, in accordance with the repurchase agreement, $875 (if the underlying stock is sold by Gordon & Co. at $55), this sum being the difference between the expiration price of $46.25 (not the striking price of $50) and the sale price of the underlying stock at $55. The profit made by selling the option in this transaction would be $212.50 ($875 less $662.50 premium paid for the option) less the difference, if any, of any commission Gordon & Co. pays to sell XYZ over the commission it paid to purchase XYZ at the time the option was written.

When the holder of a limited price option makes a timely request upon Gordon & Co. to repurchase the option, Gordon & Co. immediately places a market order for the purchase of the underlying security of a put option (whether it is an offsetting put option or a naked put option) or for the sale of the underlying security of a covered call option and utilizes its best efforts to effect a prompt and expeditious purchase or sale of the underlying security. The actual purchase price of the securities underlying a put option or the actual sales price of the securities underlying a covered call option is used to calculate the repurchase price of the Gordon Option as explained above. If the option is a naked call option Gordon & Co. immediately places a market order for the purchase and simultaneous sale of the underlying security of the naked call option and utilizes its best efforts to effect a prompt and expeditious purchase and sale of the underlying security. The actual sale price of the underlying security is used to compute the repurchase price exactly as if the call option had been a covered call option. Gordon & Co. may be legally responsible to the holder of the option for negligence in executing the transaction.

MODERATION OF BUYER'S RISKS

In appropriate circumstances, the buyers of options may be able to limit their losses by closing out their position in options prior to their expiration, pursuant to the Repurchase Agreement in Gordon Options. Although the repurchase agreement may assist buyers of Gordon Limited Price Options in limiting their losses, there can be no assurance that the repurchase agreement will be applicable to any particular option because of a lack of a market to buy or sell the underlying security of the option, a rapid price fluctuation in the market price of the underlying security, or the possibility that a trading halt on an underlying security may eliminate the buyer's right to require Gordon & Co. to repurchase the option. (See "Limitations on Exercise, Transfer and Repurchase of Options" at page 19.)

The moderation of the buyer's risk in purchasing a limited price put option may be illustrated as follows:

A purchases the typical limited price put option described at "Typical Limited Price Options" (page 40) for a premium of $662.50.

Instead of falling in price as A anticipated, the market price of XYZ fluctuates between $47 and $51 a share, and is selling at $50 a share three weeks after he purchases the put option. A desires to liquidate his investment of $662.50 in the put option he owns. A can liquidate his investment with financial benefit to himself by electing to sell it to Gordon & Co., who is obligated to buy the option under the repurchase agreement of the option, for the amount by which the expiration price of $53.75 is above the price at which Gordon & Co. can purchase 100 shares of XYZ. If Gordon & Co. purchases 100 shares of XYZ at $50 a share, it is obligated to pay A $375 for the put option (expiration price of $53.75 less $50 purchase price). A could realize no gain if he exercised his put option and delivered 100 shares of XYZ at $50 a share when the market price of XYZ is $50 a share (except he would save the assumed commission of $71.50 if he owned the 100 shares of XYZ) but does recoup $375 of his investment of $662.50 by selling the option under the repurchase agreement of the option.

The moderation of the buyer's risk in purchasing a limited price call option may be illustrated as follows:

A purchases the typical limited price call option described at "Typical Limited Price Options" (page 40) for a premium of $662.50.

Instead of rising in price as A anticipated, the market price of XYZ fluctuates between $53 and $49 a share, and is selling at $50 a share three weeks after he purchases the call option. A desires to liquidate his investment of $662.50 in the call option he owns. A can liquidate his investment with financial benefit to himself by electing to sell it to Gordon & Co., who is obligated to buy the option under the repurchase agreement of the option, for the amount by which the expiration price of $46.25 is below the price at which Gordon & Co. can sell 100 shares of XYZ. If Gordon & Co. sells 100 shares of XYZ at $50 a share, it is obligated to pay A $375 for the call option ($50 purchase price less expiration price of $46.25). A could realize no gain if he exercised his call option and called for 100 shares of XYZ at $50 a share when the market price of XYZ is $50 a share (except he would save the assumed commission of $71.50 if he wanted to own the 100 shares of XYZ) but does recoup $375 of his investment of $662.50 by selling the option under the repurchase agreement of the option.

A's loss on his investment in both of the above examples is moderated by the amount A received on the sale of his option.

       RESTATEMENT OF BUYER'S MODERATION OF LOSS IN THE ABOVE EXAMPLES

        Paid for option                                 $662.50
        Realized on sale of option                       375.00
                                                        -------
        Loss on option transaction                      $287.50
                                                        =======

A would have lost his entire investment if he exercised either of the above options when the market price of the underlying security was $50.

All that has been stated in the examples set forth above would apply to warrants, rights, units, options and bonds if they were the underlying security of the option and would apply if XYZ was listed on a national securities exchange or quoted on NASDAQ.

                           EXERCISE OF GORDON OPTIONS

GENERAL

Except as limited in the following sentence, a Gordon Limited Price Option may be exercised by the timely submission to Gordon & Co. of the option with an oral or written notice of exercise, together with the underlying security of a put option or payment of the exercise price of a call option. As noted under Exercise of Options at page 7, Gordon Options written on standardized stock options or on standardized index options can not be exercised. They can be only resold to Gordon & Co. under the terms of the Repurchase Agreement contained therein.

In order to exercise a limited price put option, the holder (bearer) must present the option to Gordon & Co. prior to the earlier of (a) 3:15 P.M. Eastern Time on the expiration date of the option or (b) such time as a sale shall occur of the underlying security on a national securities exchange, if listed on an exchange, or if not so listed, at such time as an ask price appears for the underlying security on NASDAQ, at a price equal to or more than the expiration price specified in the option as applicable to the period which includes the date of such sale or of such ask price.

In order to exercise a limited price call option, the holder (bearer) must present the option to Gordon & Co. prior to the earlier of (a) 3:15 P.M. Eastern Time on the expiration date of the option or (b) such time as a sale shall occur of the underlying security on a national securities exchange, if listed on an exchange, or if not so listed at such time as a bid price appears for the underlying security on NASDAQ, at a price equal to or less than the expiration price specified in the option as applicable to the period which includes the date of such sale or of such bid price.

The expiration date of every Gordon Option is calculated to fall on a business day on which the market for the underlying security is open for trading. If, by some oversight or inadvertence, the expiration date of a Gordon Option falls on a day other than such a business day, then the option does not expire until 3:15 P.M. Eastern Time on the next business day on which the market for the underlying security is open for trading.

In no event may any Gordon Option be exercised after it has expired either by virtue of its expiration date or expiration price provision. When a Gordon Option has expired, it has no further value.

TENDER OF EXERCISE NOTICE

Gordon & Co. assumes no responsibility for the timely or proper tender to it of the exercise notice and option. If an option is not properly exercised (or tendered for repurchase by Gordon & Co. pursuant to the repurchase agreement in the option discussed at page 25) prior to its expiration, it will become worthless.

Every tender of an exercise notice and option to Gordon & Co. is irrevocable.

PAYMENT AND DELIVERY

Gordon & Co. will pay the striking price of a put option, and deliver the underlying security in a call option, within three business days of the timely submission of an exercise notice, delivery of the option, and delivery of the underlying security in a put option, and payment of the exercise price in a call option.

It should be noted that when the holder of a standardized option exercises the option, unless a firm has a house rule to the contrary, the holder is not required to pay the exercise price until three business days later when he should also receive delivery of the underlying security of a call option or receive the exercise price of a put option.

In this respect, standardized options are different from Gordon Options which require the holder to pay the exercise price of a call option, or deliver the underlying security of a put option, at the time the holder exercises the option, even though Gordon & Co. is not obligated to deliver the underlying security of the call option or pay the exercise price of a put option until three business days after the option is exercised.

Upon the payment of the exercise price of a put option, and delivery of the underlying security in a call option, to the holder or his broker, the obligation of Gordon & Co. under the option will be completely discharged.

REMEDIES

If Gordon & Co. does not pay the striking price on the exercise of a put option, or deliver the underlying security on the exercise of a call option, on or before the settlement date, the holder may sell the underlying security in a put option or buy the underlying security in a call option. Gordon & Co. is obligated to pay the holder of a put option any amount by which the price obtained for the underlying security was less than the exercise price of the put option; and to pay the holder of a call option any amount by which the price paid for the underlying security exceeded the exercise price of the call option.

THE BACK-UP SYSTEM

The mechanics of trading in Gordon Limited Price Options and the settlement procedures of Gordon & Co. are designed so that for every outstanding option Gordon & Co. has undertaken to perform the obligations of the option in the event of an exercise of the option. As a result, no matter how many options may be outstanding at any time with respect to a particular underlying security Gordon & Co. is always obligated to perform each option.

Once an exercise notice is given and delivery of the option is made by the holder to Gordon & Co., and the underlying security is tendered to Gordon & Co. in a put option, or payment of the exercise price is tendered to Gordon & Co. in a call option, Gordon & Co. is contractually obligated to perform the obligation of the option in accordance with its terms. Gordon & Co.'s obligation is secured by margin which Gordon & Co. segregates, maintains and holds to secure the performance of the option.

I. Gordon & Co.'s Net Capital. Gordon & Co. issues limited price options only if it has at least the net capital required by law. Gordon & Co. will not permit the withdrawal of any funds from any subordinated loan account or from the account of any partner if the effect of such withdrawal or payment would be to reduce its net capital below such required amount.

Gordon & Co. will furnish semi-annually to the holder of each outstanding option a balance sheet which includes a detailed computation of its net capital. The financial books and records of Gordon & Co. will be audited at least once annually by independent certified public accountants and a report of such audit will be furnished to each holder of outstanding Gordon Limited Price Options and to the SEC.

II. Gordon & Co. Margin Deposits. When Gordon & Co. issues an option, Gordon & Co. segregates as margin, cash or Treasury bills or the underlying security (or, in certain cases, a security exchangeable for or convertible into the underlying security) by 9:30 A.M. on the day after the option is issued.

III. Gordon & Co.'s Lien. Gordon & Co. has a lien on all options, other securities, margins and funds maintained in each customer's account with Gordon & Co. If any customer does not perform its obligations to Gordon & Co., the assets in the customer's account with Gordon & Co. may be sold or converted to cash by Gordon & Co. and the proceeds applied to the performance of the customer's obligation as a buyer of Gordon Limited Price Options. The customer is obligated to pay Gordon & Co. any deficiency between the amount of the customer's obligation to Gordon & Co. and the amount Gordon & Co. receives from the liquidation of the customer's account.

                       FEDERAL INCOME TAX CONSIDERATIONS

Federal income tax considerations are important in evaluating option transactions. Any investor considering the purchase of a Gordon Limited Price Put or Call Option should consult with his tax advisor as to how taxes may affect the outcome of a particular contemplated option transaction.

Gordon & Co. has obtained private rulings from the Internal Revenue Service with respect to material federal income tax consequences to buyers of Gordon Options. The specific circumstances of a particular transaction and of any particular taxpayer may impact the resulting tax consequences so it is not possible to provide information with respect to the federal income tax treatment of every conceivable option transaction. These rulings are set forth below and they are based on the assumption that the options are capital assets of the holder of the option.

1. The cost of a Gordon Limited Price Call Option or a Gordon Limited Price Put Option is a nondeductible capital expenditure.

2. If a Gordon Limited Price Call Option or a Gordon Limited Price Put Option is sold prior to exercise, any gain or loss recognized by the holder constitutes capital gain or loss and is short-term or long-term, depending on the holding period of the call or the put.

3. If a Gordon Limited Price Call Option or a Gordon Limited Price Put Option is allowed to expire without exercise, the expiration is treated as a sale or exchange of such option on the expiration date. The resulting loss is a capital loss and is short-term or long-term, depending on the holding period of the option.

4. If a Gordon Limited Price Call Option is exercised, its cost is added to the basis of the stock purchased.

5. If a Gordon Limited Price Put Option is exercised, its cost reduces the amount realized on the sale of the underlying stock in determining gain or loss. Such gain or loss is capital gain or loss and is short-term or long-term, depending on the holding period of the stock involved.

6. For purposes of section 1233(b) of the Internal Revenue Code (the "Code"), the acquisition of a Gordon Limited Price Put Option constitutes a short sale and the exercise, sale or expiration of the put is a closing of the short sale. If the put is acquired at a time when the underlying stock has been held for less than the holding period required for long-term capital gain purposes or if shares of the underlying security are acquired after acquisition of the Put Option and before its exercise, sale or expiration, any gain on exercise, sale or expiration of the Put Option is short-term capital gain, and the holding period of the underlying security begins to run on the earliest of (1) the date such security is disposed of, (2) the date the Put Option is exercised, (3) the date the Put Option is sold or (4) the date the Put Option expires.

7. If a Gordon Put Option and securities identified to be used in its exercise are acquired on the same day, the acquisition of the Put Option does not constitute a short sale for purposes of section 1233(b) of the Code. If the Put Option is exercised and if the identified securities are delivered pursuant to the exercise, the premium paid for the Put Option reduces the amount realized on the sale. If the Put Option is not exercised, the premium paid for the Put Option is added to the basis of the identified securities.

These private tax rulings may not preclude the Internal Revenue Service from making adjustments in the tax return of individual investors with respect to transactions in Gordon Options depending on the particular facts applicable to a specific transaction or to a specific taxpayer. Current laws, regulations, rulings, decisions and policies of the Internal Revenue Service are subject to change at any time.

State income tax considerations may also be significant. No attempt is made to explain them here. Nothing herein is to be construed as tax advice with respect either to federal or state tax considerations.

                          COSTS OF OPTIONS TRANSACTIONS

The price which a buyer pays to purchase a Gordon Option is known as a "premium". The amount of the premium for a particular option is determined by agreement of the parties to the transaction. The premium depends upon such factors as the market price and the quantity of the underlying security involved in the transaction, the identity of the issuer of the underlying security, the volatility of the underlying security, the term of the option, the difference, if any, between the exercise price and the market price of the underlying security, the expiration prices and dates to which they are applicable, the commission cost involved in positioning and disposing of the underlying security, whether the underlying security is traded on a national securities exchange or quoted on NASDAQ, and the premium at which a conventional or standardized option on the same underlying security is available.

Gordon & Co. offers its 6 month-10 day, 9 month and 12 month-10 day limited price options for premiums (subject to negotiation and change) ranging from 11 1/2% to 30% of the market value of the underlying security when the security is traded on a national securities exchange and for premiums ranging from 15 1/2% to 40% of the market value of the underlying security when the security is quoted on NASDAQ. Premiums for Limited Price Options on underlying options are specially negotiated.

The premiums are paid to Gordon & Co.

Gordon & Co. may purchase or sell the securities underlying an option through a broker who has referred the option buyer to Gordon & Co. The referring broker will receive a commission from Gordon & Co. for executing transactions in the underlying securities. No additional fee or other form of compensation is paid to the referring broker by Gordon & Co.

Illustrative premiums at which Gordon & Co. offers its limited price put and call options (subject to negotiation and change) on securities listed on a national securities exchange, with exercise prices equivalent to the market price of the underlying security at the time the options are issued, are $12.50 per 100 shares of stock, 100 warrants, rights or units or 10 bonds plus the percentages of the market price of the underlying securities set forth below.

All premiums are adjusted to the next highest 1/8 of a point if on being computed they do not come to an even 1/8.

                 PREMIUMS ON LIMITED PRICE PUT AND CALL OPTIONS
  (EXPRESSED AS A PERCENTAGE OF THE MARKET PRICE OF THE UNDERLYING SECURITY)

                 OPTIONS ON 1,000 SHARES OR MORE OF LISTED STOCK,
                  1,000 WARRANTS, RIGHTS OR UNITS OR 100 BONDS

                       6 MONTH-10 DAY                   12 MONTH-10 DAY
    MARKET PRICE OF       OPTIONS      9 MONTH OPTIONS      OPTIONS
  UNDERLYING SECURITY     PREMIUM          PREMIUM          PREMIUM
  -------------------  --------------  ---------------  ----------------
     5  to    9 7/8     not available   not available       25 1/2%
    10  to   14 7/8     not available   not available       23    %
    15  to   24 7/8     not available      18    %          22 1/2%
    25  to   39 7/8        12 1/2%         17    %          21 1/2%
    40  to   74 7/8        11 1/2%         16    %          20 1/2%
    75  to  149 7/8        11    %         15 1/2%          20    %
   150  and up             10 1/2%         15    %          19 1/2%

                 OPTIONS ON 500 TO 900 SHARES OF LISTED STOCK,
             500 TO 900 WARRANTS, RIGHTS OR UNITS OR 50 TO 90 BONDS

                       6 MONTH-10 DAY                   12 MONTH-10 DAY
    MARKET PRICE OF       OPTIONS      9 MONTH OPTIONS      OPTIONS
  UNDERLYING SECURITY     PREMIUM          PREMIUM          PREMIUM
  -------------------  --------------  ---------------  ----------------
     5  to     9 7/8    not available   not available       26    %
    10  to    14 7/8    not available   not available       23 1/2%
    15  to    24 7/8    not available      18    %          22 1/2%
    25  to    39 7/8       13    %         17 1/2%          22    %
    40  to    74 7/8       12 1/2%         17    %          21 1/2%
    75  to   149 7/8       11 1/2%         16    %          20 1/2%
   150  and  up            11    %         15 1/2%          20    %

                OPTIONS ON LESS THAN 500 SHARES OF LISTED STOCK,
                   500 WARRANTS, RIGHTS OR UNITS OR 50 BONDS

                       6 MONTH-10 DAY                   12 MONTH-10 DAY
    MARKET PRICE OF       OPTIONS      9 MONTH OPTIONS      OPTIONS
  UNDERLYING SECURITY     PREMIUM          PREMIUM          PREMIUM
  -------------------  --------------  ---------------  ----------------
     5  to     9 7/8    not available   not available       27 1/2%
    10  to    14 7/8    not available   not available       25    %
    15  to    24 7/8    not available      19 1/2%          24    %
    25  to    39 7/8       14    %         18 1/2%          23    %
    40  to    74 7/8       13    %         17 1/2%          22    %
    75  to   149 7/8       12 1/2%         17    %          21 1/2%
   150  and  up            12    %         16 1/2%          21    %

Illustrative premiums at which Gordon & Co. offers its limited price put and call options (subject to negotiation and change) on securities quoted on NASDAQ are 33 1/3% more than the premiums on securities quoted on a national securities exchange.

Premiums for Limited Price Options with expiration dates other than those listed above are agreed upon with Gordon & Co. when the transaction is negotiated.

Prior to the expiration of any limited price option it has issued, Gordon & Co. will increase the exercise and expiration prices in a put option, and decrease the exercise and expiration prices in a call option, as much (as many points) as the holder desires, upon the receipt from the holder of a premium of $1.0625 per share of stock or per warrant, right or unit; $10.625 per bond; and $106.25 per underlying option for each point the exercise and expiration prices of the option are increased or decreased.

Except for the premiums discussed herein, Gordon & Co. makes no charge to the buyer or holder of a Gordon Option for the purchase, modification, exercise or repurchase of the option.

                        LITIGATION RELATING TO GORDON & CO.

There is no administrative action, criminal or civil litigation pending or threatened against Gordon & Co. or its general partner which in the opinion of management or counsel to Gordon & Co. would materially adversely affect the financial condition of Gordon & Co.

                    ORGANIZATION AND MANAGEMENT OF GORDON & CO.

ORGANIZATION

Gordon & Co. is a broker-dealer registered under the Securities Act of 1934 and it is subject to that Act and to the regulatory jurisdiction of the Securities and Exchange Commission.

Gordon & Co. was organized in 1937 in Massachusetts as a common law partnership by Louis Gordon, Milton Gordon and Stanley Gordon under the name of Beacon Finance Company. On May 1, 1961 Beacon Finance Company registered with the Commonwealth of Massachusetts as a limited partnership. On December 15, 1971 Beacon Finance Company registered with the Securities and Exchange Commission as a broker-dealer pursuant to the Securities Exchange Act of 1934 and has, since its registration, engaged in the business of writing options on securities. On December 21, 1971, Beacon Finance Company changed its name to Gordon & Co. Its offices are located at One Gateway Center, Newton, Massachusetts 02158; telephone number (617) 964-6672.

Gordon & Co. has written limited price options for many years. The vast majority of the options have been repurchased by Gordon & Co. with or without prior modification pursuant to the repurchase agreement in the options. Those options which were repurchased may or may not have resulted in a profit to the holder. Options which have expired have always resulted in a loss to the holder. Gordon & Co. has never failed to fulfill its obligations as a writer of options including its obligation to repurchase any option as required by the terms thereof.

Gordon & Co. issues no research reports to its customers other than information published by national publication services, and makes no recommendations with respect to the underlying securities to buyers or writers of its limited price options.

The capitalization of Gordon & Co. consists of funds invested in Gordon & Co. by its partners. The issuance and/or writing of the limited price options offered by this prospectus has a direct effect upon the capitalization of Gordon & Co. (See the Balance Sheet and Statement of Income of Gordon & Co. included under "Financial Statements" beginning at page 42.)

MANAGEMENT

The general partner of Gordon & Co. is Kezar Limited Partnership, a Massachusetts limited partnership organized on January 1, 1987. An audited consolidated balance sheet of Kezar Limited Partnership is included at page 52 of this Prospectus. The general partner of Kezar Limited Partnership is Warren G. Miller as trustee of The Salke Family Trust. The
Salke Family Trust had a net worth in excess of eight million ($8,000,000) dollars as of December 31, 1997. Warren G. Miller is general counsel to Gordon & Co. Warren G. Miller had a net worth in excess of five hundred thousand ($500,000) dollars as of December 31, 1997. He does not have an active role in the operation of the business of Gordon & Co. and does not receive any compensation as an employee of Gordon & Co. As general partner of Gordon & Co., Kezar Limited Partnership is obligated by law to satisfy all of the financial obligations of Gordon & Co.

The chief and only executive officer of Gordon & Co. is Michael B. Salke, age
59. Mr. Salke has been actively engaged in the securities business of Gordon & Co. (formerly Beacon Finance Company) as general manager from 1961 to 1971 and thereafter as general partner of Gordon & Co. from 1971 through 1986 when he assumed his present position of Chief Executive Officer. He was the general manager of Beacon Finance Co., Inc. from 1961 to 1971 when it merged with Gordon & Co. Inc. and was also president of Gordon & Co. Inc. until its voluntary dissolution in 1976. Mr. Salke is also a limited partner of Kezar Limited Partnership.

EXECUTIVE COMPENSATION

As the chief and only executive officer of Gordon & Co., Michael B. Salke serves under an employment contract which expires on December 31, 1998 at an annual salary of $402,000.00 plus expenses. Mr. Salke's previous employment contracts have been renewed annually since 1986, generally at increasing rates of compensation and are likely to be so renewed on an annual basis for the foreseeable future.

After each limited partner of Gordon & Co receives a guaranteed return on his average annual investment in Gordon & Co. the balance of the partnership's net income is paid to its general partner, Kezar Limited Partnership in which Michael Salke has a significant financial interest as limited partner.

BENEFICIAL OWNERSHIP OF GORDON & CO.

The following table sets forth as of December 31, 1997 certain information regarding the ownership of and equity interest in Gordon & Co., a Massachusetts limited partnership, by each person who is the beneficial owner of more than five percent of the equity of the partnership and by the named chief and sole executive officer of the company, Michael B. Salke.

Name and Address of       Nature of Beneficial        Percentage of Partnership
Beneficial Owner (1)         Ownership                         Owned
--------------------      --------------------        -------------------------
Kezar Limited              General Partner             68.8%
Partnership, a
Massachusetts Limited
Partnership

Marital Trust under        Limited Partner             08.5%
will of
Stanley Gordon (2)
Joan Salke (3)             Limited Partner             15.7%

Michael B. Salke           Chief and Only              (4)
                           Executive Officer

(1)  The address of each owner is One Gateway Center, Newton, MA 02158

(2) Stanley Gordon who died on June 9, 1997 was the father-in-law of Michael B. Salke and the father of Joan Salke.

(3)  Joan Salke is the wife of Michael B. Salke and the daughter of Stanley
Gordon.

(4) Michael B. Salke does not directly own any beneficial interest in Gordon & Co. He is a limited partner of Kezar Limited Partnership, general partner of Gordon & Co. As of December 31, 1997, Mr. Salke owned a 34.3% beneficial interest in Kezar Limited Partnership.

CERTAIN RELATIONSHIPS

As indicated in the financial statements at page 42, at December 31, 1997 there is a $1,100,000 subordinated demand loan payable by the Company to a trust for the benefit of Harriett Gordon, the wife of Stanley Gordon, a deceased limited partner, pursuant to a secured demand note collateral agreement. Harriett Gordon is also the mother-in-law of Michael B. Salke and the mother of Joan Salke. This demand note matured on January 31, 1998 and was then paid in full.

The Company is indebted to the same trust in the amount of $338,156 as of December 31, 1997, pursuant to an unsecured subordinated demand note. That note was also fully paid on January 31, 1998.

                        LEGAL OPINION AND EXPERT REPORT

Legal matters in connection with options offered hereby, including legal matters related to federal income taxes under "Federal Income Tax Considerations" have been passed upon by Warren G. Miller, Esquire, Boston, Massachusetts, General Counsel to Gordon & Co. Mr. Miller is a trustee of The Salke Family Trust which is the general partner of Kezar Limited Partnership, a Massachusetts limited partnership which is the general partner of Gordon & Co.

The financial statements included in this prospectus and the related supplemental schedules included elsewhere in the registration statement of Gordon & Co. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this prospectus have been audited by Tofias, Fleishman, Shapiro & Co., P.C., independent public accountants, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing. The consolidated balance sheet of Kezar Limited Partnership and Subsidiary as of December 31, 1997 has been audited by Tofias, Fleishman, Shapiro & Co.,P.C., independent public accountants, as stated in their report appearing herein and elsewhere in the registration statement, and has been so included in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

(617) 964-6672
                                  GORDON & CO.
                                 Broker-Dealer
                              ONE GATEWAY CENTER
                                SUITE 516 WEST
                               NEWTON, MA 02158

                       LIMITED PRICE PUT OPTION CONTRACT

CONTRACT NO.                                        NEWTON, MASS.
                                                    Date

           For Value Received, the Bearer may deliver to Gordon & Co.
    Shares of                                   at $    per share
        Bonds of                                at $    per bond
        Warrants of                             at $    per warrant
        Rights of                               at $    per right
        Units of                                at $    per unit
        Options(7) on                           at $    per option

             hereinafter referred to as the Contract Striking Price.

This option can be exercised only prior to the earlier of (A) 3:15 P.M. Eastern Time on the expiration date described below or (B) such time as a sale shall occur of the above described security on a national securities exchange if listed on an exchange, or if not so listed, at such time as an ask price appears for the above described security on an automated quotation system of a national securities association, at a price equal to or more than the expiration price specified below as applicable to the period which includes the date of such sale or such ask price.

EXPIRATION PRICE                    EXPIRATION PRICE
  PER SHARE                            PER SHARE
  PER BOND                             PER BOND
 PER WARRANT                          PER WARRANT
  PER RIGHT                            PER RIGHT
  PER UNIT      PERIOD TO WHICH        PER UNIT         PERIOD TO WHICH
 PER OPTION(7)    APPLICABLE         PER OPTION(7)        APPLICABLE
 -------------    ----------         -------------        ----------
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to

If the security underlying the Option is a standardized (listed) or index option, this Option can not be exercised. It can only be resold to Gordon & Co. pursuant to the terms on the reverse side hereof.
The regular expiration date of this option is          or the earlier
expiration date of the underlying security if the underlying security is an Option, warrant or right, but this option will expire automatically upon the sale of the security if listed on a national securities exchange, or at such time as an ask price appears for the security on an automated quotation system of a national securities association, at or above the applicable expiration price specified herein. Gordon & Co. does not assume any responsibility to notify the bearer of the prices at which the security has been sold, offered for sale or the ask price of the security.
At any time prior to the expiration of this option, the bearer may require Gordon & Co. to repurchase this option at the price determined pursuant to paragraph 4 of the terms and conditions on the reverse side.
This option must be presented to Gordon & Co. before the exact time of its expiration in order to exercise this option or to require the repurchase of this option.
This option is subject to the terms and conditions on the reverse side.
Gordon & Co. agrees to carry out all of the obligations of this option in accordance with the terms and conditions thereof.

                                           GORDON & CO.
                                           By

                           TERMS AND CONDITIONS

Definitions of Terms. As used in the Option, "Underlying Security" means the Stock, Bond, Warrant, Right, Unit or Option of the issuer and class specified on the face hereof; "Contract Striking Price" (7) means the price specified on the face hereof as the price at which the Bearer may deliver or call the Underlying Security, subject to an adjustment pursuant to these Terms and Conditions; and "Expiration Price" (7) as of a specified date, means the amount shown on the face hereof as the expiration price applicable to the period which includes such date, subject to adjustment pursuant to these Terms and Conditions.

Prior to the expiration of this Option if the Underlying Security is a Stock (or, where applicable, a Warrant, Unit or Option):

1. (a)-The Contract Striking Price and Expiration Prices hereof shall be reduced by the value of any cash dividend on the day the Stock goes ex-dividend;
   (b)-Where the underlying stock is entitled to rights and/or warrants the Contract Striking Price and Expiration Prices shall be reduced by the value of same as fixed by the opening sale thereof on the day the Stock sells ex-rights and/or warrants.

2. (a)-In the event of stock splits, reverse splits or other similar action by the issuer of the Stock, Warrant or Unit or by the issuer of the security underlying an option which is the subject of this Option, this Option shall become an Option for the equivalent in new securities when duly listed for trading and the total Contract Striking Price and Expiration Prices shall not be reduced.
   (b)-Stock dividends or the equivalent due-bills shall be attached to the Stock, Warrant or Unit when and if this Option is exercised, and the total Contract Striking Price and Expiration Prices shall not be reduced.

   Prior to the Expiration of this Option if the Underlying Security is a Bond:

3. (a)-The Contract Striking Price and Expiration Prices shall be reduced by the value of any interest on the day interest is paid on the Bond.
   (b)-Upon exercise or election to require repurchase of this Option, the Contract Striking Price and Expiration Prices of the Underlying Bond shall be reduced by the amount of accrued interest from the last interest payment date to the date of presentation.
   (c)-If the Underlying Bond is called for redemption by the issuing corporation, wholly or in part, this Option shall expire on the date fixed for redemption by said corporation and the Contract Striking Price and Expiration Prices shall be reduced by the amount of accrued interest from the last payable date to the date of redemption.

4. If prior to the expiration of this Option there are presented to Gordon & Co. this Option and notice that the Bearer has elected to require the repurchase of this Option, Gordon & Co. will offer to purchase if a Put Option, or will offer for sale if a Call Option, at a price which conforms to the conditions as to price stated in such notice, the Stock, Bonds, Warrants, Rights Units or Options covered by this Option. Subject to the purchase or sale on the Exchange where listed, or on the over-the-counter market if not listed on an Exchange, by Gordon & Co., prior to the expiration of this Option and in conformity with such conditions as to price, of such Stock, Bonds, Warrants, Rights, Units or Options, Gordon & Co. will repurchase this Option at a price equal to the amount by which the purchase price of such purchase of the Stock,Bonds, Warrants, Rights, Units or Options is below in a Put Option, or sales price of such sale of the Stock, Bonds, Warrants, Rights, Units or Options is above in a Call Option, (without reduction for transfer taxes) the amount determined by multiplying the number of shares of Stock, Bonds, Warrants, Rights, Units or Options covered by this Option by the applicable Expiration Price in effect at the date of such purchase or sale, less the difference, if any, in a Put Option, by which the amount of commission paid to purchase the optioned security exceeds the commission paid to sell short the optioned security at the time the option was written, and less the difference, if any, in a Call Option, by which the amount of commission paid to sell the optioned security exceeds the commission paid to purchase the optioned security at the time the option was written. Gordon & Co.'s repurchase of this Option shall be deemed to have been effected on the date of such purchase or sale of the Underlying Security.

5. Except as provided herein, this Option may not be exercised, or the repurchase of this Option required, while trading in the Underlying Security has been halted by governmental authority, the Exchange where listed, or by the NASD and such a trading halt shall not extend the date on which this Option expires or the dates on which Expiration Prices become applicable.
   If such a trading halt is in effect on the expiration date of this Option, this Option shall expire.

6. Prior to the expiration of this Option, the Bearer may have the exercise price and expiration prices of this Option increased in a Put Option, and decreased in a Call Option, as many points as the Bearer desires upon paying Gordon & Co. an additional premium. The additional premium for each point the exercise and expiration prices of the Option are increased or decreased is $1.0625 per share of Stock, Warrant, Right or Unit if the Underlying Security is a Stock, Warrant, Right or Unit; $10.625 per Bond if the Underlying Security is a Bond; and $106.25 per Underlying Option if the Underlying Security is an Option.

7. Underlying Options are generally quoted and traded on the exchange where listed or on the over-the-counter market at prices representing 1/100th of the price of the Underlying Option which covers 100 shares or units of the security or index subject to the Underlying Option. Accordingly for purposes of determining the Contract Striking Price and applicable expiration prices of this Option, the Contract Striking Price and Expiration Prices of this Option stated on the face hereof must be multiplied by 100.

(617) 964-6672
                                  GORDON & CO.
                                 Broker-Dealer
                              ONE GATEWAY CENTER
                                SUITE 516 WEST
                               NEWTON, MA 02158

                       LIMITED PRICE CALL OPTION CONTRACT

CONTRACT NO.                                        NEWTON, MASS.
                                                    Date

           For Value Received, the Bearer may call on to Gordon & Co.
    Shares of                                   at $    per share
        Bonds of                                at $    per bond
        Warrants of                             at $    per warrant
        Rights of                               at $    per right
        Units of                                at $    per unit
        Options(7) on                           at $    per option

             hereinafter referred to as the Contract Striking Price.

This option can be exercised only prior to the earlier of (A) 3:15 P.M. Eastern Time on the expiration date described below or (B) such time as a sale shall occur of the above described security on a national securities exchange if listed on an exchange, or if not so listed, at such time as an bid price appears for the above described security on an automated quotation system of a national securities association, at a price equal to or less than the expiration price specified below as applicable to the period which includes the date of such sale or such bid price.

EXPIRATION PRICE                    EXPIRATION PRICE
  PER SHARE                            PER SHARE
  PER BOND                             PER BOND
 PER WARRANT                          PER WARRANT
  PER RIGHT                            PER RIGHT
  PER UNIT      PERIOD TO WHICH        PER UNIT         PERIOD TO WHICH
 PER OPTION(7)    APPLICABLE         PER OPTION(7)        APPLICABLE
 -------------    ----------         -------------        ----------
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to
               From          to                   From            to

If the security underlying the Option is a standardized (listed) or index option, this Option can not be exercised. It can only be resold to Gordon & Co. pursuant to the terms on the reverse side hereof.
The regular expiration date of this option is          or the earlier
expiration date of the underlying security if the underlying security is an Option, warrant or right, but this option will expire automatically upon the sale of the security if listed on a national securities exchange, or at such time as an bid price appears for the security on an automated quotation system of a national securities association, at or beolw the applicable expiration price specified herein. Gordon & Co. does not assume any responsibility to notify the bearer of the prices at which the security has been sold, offered for sale or the bid price of the security.
At any time prior to the expiration of this option, the bearer may require Gordon & Co. to repurchase this option at the price determined pursuant to paragraph 4 of the terms and conditions on the reverse side.
This option must be presented to Gordon & Co. before the exact time of its expiration in order to exercise this option or to require the repurchase of this option.
This option is subject to the terms and conditions on the reverse side.
Gordon & Co. agrees to carry out all of the obligations of this option in accordance with the terms and conditions thereof.

                                           GORDON & CO.
                                           By

                           TERMS AND CONDITIONS

Definitions of Terms. As used in the Option, "Underlying Security" means the Stock, Bond, Warrant, Right, Unit or Option of the issuer and class specified on the face hereof; "Contract Striking Price" (7) means the price specified on the face hereof as the price at which the Bearer may deliver or call the Underlying Security, subject to an adjustment pursuant to these Terms and Conditions; and "Expiration Price" (7) as of a specified date, means the amount shown on the face hereof as the expiration price applicable to the period which includes such date, subject to adjustment pursuant to these Terms and Conditions.

Prior to the expiration of this Option if the Underlying Security is a Stock (or, where applicable, a Warrant, Unit or Option):

1. (a)-The Contract Striking Price and Expiration Prices hereof shall be reduced by the value of any cash dividend on the day the Stock goes ex-dividend;
   (b)-Where the underlying stock is entitled to rights and/or warrants the Contract Striking Price and Expiration Prices shall be reduced by the value of same as fixed by the opening sale thereof on the day the Stock sells ex-rights and/or warrants.

2. (a)-In the event of stock splits, reverse splits or other similar action by the issuer of the Stock, Warrant or Unit or by the issuer of the security underlying an option which is the subject of this Option, this Option shall become an Option for the equivalent in new securities when duly listed for trading and the total Contract Striking Price and Expiration Prices shall not be reduced.
   (b)-Stock dividends or the equivalent due-bills shall be attached to the Stock, Warrant or Unit when and if this Option is exercised, and the total Contract Striking Price and Expiration Prices shall not be reduced.

   Prior to the Expiration of this Option if the Underlying Security is a Bond:

3. (a)-The Contract Striking Price and Expiration Prices shall be reduced by the value of any interest on the day interest is paid on the Bond.
   (b)-Upon exercise or election to require repurchase of this Option, the Contract Striking Price and Expiration Prices of the Underlying Bond shall be reduced by the amount of accrued interest from the last interest payment date to the date of presentation.
   (c)-If the Underlying Bond is called for redemption by the issuing corporation, wholly or in part, this Option shall expire on the date fixed for redemption by said corporation and the Contract Striking Price and Expiration Prices shall be reduced by the amount of accrued interest from the last payable date to the date of redemption.

4. If prior to the expiration of this Option there are presented to Gordon & Co. this Option and notice that the Bearer has elected to require the repurchase of this Option, Gordon & Co. will offer to purchase if a Put Option, or will offer for sale if a Call Option, at a price which conforms to the conditions as to price stated in such notice, the Stock, Bonds, Warrants, Rights Units or Options covered by this Option. Subject to the purchase or sale on the Exchange where listed, or on the over-the-counter market if not listed on an Exchange, by Gordon & Co., prior to the expiration of this Option and in conformity with such conditions as to price, of such Stock, Bonds, Warrants, Rights, Units or Options, Gordon & Co. will repurchase this Option at a price equal to the amount by which the purchase price of such purchase of the Stock, Bonds, Warrants, Rights, Units or Options is below in a Put Option, or sales price of such sale of the Stock, Bonds, Warrants, Rights, Units or Options is above in a Call Option, (without reduction for transfer taxes) the amount determined by multiplying the number of shares of Stock, Bonds, Warrants, Rights, Units or Options covered by this Option by the applicable Expiration Price in effect at the date of such purchase or sale, less the difference, if any, in a Put Option, by which the amount of commission paid to purchase the optioned security exceeds the commission paid to sell short the optioned security at the time the option was written, and less the difference, if any, in a Call Option, by which the amount of commission paid to sell the optioned security exceeds the commission paid to purchase the optioned security at the time the option was written. Gordon & Co.'s repurchase of this Option shall be deemed to have been effected on the date of such purchase or sale of the Underlying Security.

5. Except as provided herein, this Option may not be exercised, or the repurchase of this Option required, while trading in the Underlying Security has been halted by governmental authority, the Exchange where listed, or by the NASD and such a trading halt shall not extend the date on which this Option expires or the dates on which Expiration Prices become applicable.
   If such a trading halt is in effect on the expiration date of this Option, this Option shall expire.

6. Prior to the expiration of this Option, the Bearer may have the exercise price and expiration prices of this Option increased in a Put Option, and decreased in a Call Option, as many points as the Bearer desires upon paying Gordon & Co. an additional premium. The additional premium for each point the exercise and expiration prices of the Option are increased or decreased is $1.0625 per share of Stock, Warrant, Right or Unit if the Underlying Security is a Stock, Warrant, Right or Unit; $10.625 per Bond if the Underlying Security is a Bond; and $106.25 per Underlying Option if the Underlying Security is an Option.

7. Underlying Options are generally quoted and traded on the exchange where listed or on the over-the-counter market at prices representing 1/100th of the price of the Underlying Option which covers 100 shares or units of the security or index subject to the Underlying Option. Accordingly for purposes of determining the Contract Striking Price and applicable expiration prices of this Option, the Contract Striking Price and Expiration Prices of this Option stated on the face hereof must be multiplied by 100.

                         TYPICAL LIMITED PRICE OPTIONS

The following typical limited price put and call options are referred to in various examples throughout this prospectus:

1. Typical Put Option

A limited price put option written for a term of 6 months-10 days on 100 shares of XYZ stock listed on a national securities exchange with a market value of $50 a share, for a premium of $662.50, at an exercise price of $50 per share, with expiration prices of

  $53.75 during the first monthly term of the option,

  $53.00 during the second monthly term of the option,

  $52.25 during the third monthly term of the option,

  $51.50 during the fourth monthly term of the option,

  $50.75 during the fifth monthly term of the option,

  $50.00 during the last monthly term of the option.

2. Typical Call Option

A limited price call option written for a term of 6 months-10 days on 100 shares of XYZ stock listed on a national securities exchange with a market price of $50 a share, for a premium of $662.50, at an exercise price of $50 per share, with expiration prices of

  $46.25 during the first monthly term of the option,

  $47.00 during the second monthly term of the option,

  $47.75 during the third monthly term of the option,

  $48.50 during the fourth monthly term of the option,

  $49.25 during the fifth monthly term of the option,

  $50.00 during the last monthly term of the option.

                                                                 (617) 964-6672
                                  GORDON & CO.
                                 Broker-Dealer
                               ONE GATEWAY CENTER
                                SUITE 516 WEST
                               NEWTON, MA 02158

                                                           Date:

The following information pertains to the security underlying the Gordon Limited Price Option which you purchased from or sold through Gordon & Co. on the above date. Financial data has been compiled from the most recent annual report (on Form 10-K) filed by the issuer with the Securities and Exchange Commission. Data relating to trading volume of the underlying security has been obtained from financial publications. Gordon & Co. believes these sources to be reliable but does not guarantee the accuracy or completeness of the information.

-----------------------------     ----------------     ----------------
   Underlying Security                Exchange             No. Shs.
                                                         Outstanding

    SALES/REVENUES AND EARNINGS PER SHARE DURING PAST THREE FISCAL YEARS

  YR. ENDED               19                 19                   19
--------------       -------------      --------------      --------------
Sales/Revenues:
  (in thousands)
                     -------------      --------------      --------------
Earnings per Sh.
                     -------------      --------------      --------------

                        QUARTERLY HIGH/LOW PRICE RANGE AND
              DIVIDENDS DECLARED OR PAID DURING PAST 2 FISCAL YEARS

                              19                        19
                    ------------------------  ------------------------
        QUARTERS    HIGH/LOW        DIVIDEND  HIGH/LOW        DIVIDEND
1st

2nd

3rd

4th

                      TRADING VOLUME DURING PAST FOUR WEEKS

                  WEEK ENDED                            VOLUME (IN HUNDREDS)




        Past 4-wk Average Volume:

                             FINANCIAL STATEMENTS

There are set forth below the certified financial statements of Gordon & Co. for the last three fiscal years including statements of financial condition for the last two fiscal years. Also set forth below is a certified consolidated balance sheet of Kezar Limited Partnership and Subsidiary at December 31, 1997.

It should be noted that Gordon & Co. is the issuer and writer of every Gordon & Co. Option. The financial statements of Gordon & Co. and of its general partner, Kezar Limited Partnership, are presented to furnish buyers of Gordon Limited Price Options with information as to Gordon & Co.'s financial net worth and its financial ability to honor all options it issues and writes.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of
 Gordon & Co.:

We have audited the accompanying statements of financial condition of Gordon & Co. (the "Partnership") as of December 31, 1997 and 1996 and the related statements of income, changes in partnership capital, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

TOFIAS, FLEISHMAN, SHAPIRO & CO., P.C.

January 14, 1998
Cambridge, Massachusetts

                                   GORDON & CO.

                         STATEMENTS OF FINANCIAL CONDITION

                             December 31, 1997 and 1996

                                      ASSETS

                                    NOTES         1997           1996
                                    -----         ----           ----
Cash and money market accounts        3,9      $13,510,268    $12,710,567
Deposits with clearing organizations               153,000        153,000
Receivables from brokers, dealers
  and clearing organizations          1          1,263,449         86,436
Receivables from customers                          35,595         57,719
Securities purchased                  1,4        5,479,811      8,010,055
Secured demand note receivable        8          1,100,000      1,100,000
Property - net of accumulated
  depreciation of $2,113,155 in
  1997 and $2,062,118 in 1996         1             38,510         67,299
Other assets                                       309,190        759,339
                                               -----------    -----------
      TOTAL                                    $21,889,823    $22,944,415
                                               ===========    ===========

                    LIABILITIES AND PARTNERSHIP CAPITAL

Unsecured loans                       6        $  386,823     $  337,143
Payables to customers                             895,720        251,617
Securities sold but not purchased     1,4         332,378           -
Accrued and other liabilities                     101,373        185,655
                                              -----------     ----------
Total                                           1,716,294        774,415
                                              -----------     ----------
Subordinated loan                     8         1,100,000      1,100,000
Partnership capital                            19,073,529     21,070,000
                                              -----------    -----------
Total partnership capital and subordination    20,173,529     22,170,000
                                              -----------    -----------
       TOTAL                                  $21,889,823    $22,944,415
                                              ===========    ===========

See notes to financial statements.

                             Gordon & Co.

                         Statements of Income

          For the Years Ended December 31, 1997, 1996 and 1995

                              Notes   1997       1996       1995
                              -----   ----       ----       ----
REVENUES:
 Net gains on option transactions
  (including unrealized income (loss)
  of ($1,208,780) in 1997 and
  $1,063,741 in 1996 and $2,715,804
  in 1995)                     1    $2,160,077 $6,509,861 $2,464,625
 Interest                              768,055    526,658    595,772
 Other income                          227,077    276,851    226,412
                                    ---------- ---------- ----------
      Total                          3,155,209  7,313,370  3,286,809
                                    ---------- ---------- ----------
EXPENSES:
 Compensation and benefits           1,092,570  2,377,003    843,447
 Interest                      6,8      50,679     46,639     44,073
 Other operating costs               1,165,616    990,781    997,218
                                    ---------- ---------- ----------
      Total                          2,308,865  3,414,423  1,884,738
                                    ---------- ---------- ----------
NET INCOME                          $  846,344 $3,898,947 $1,402,071
                                    ========== ========== ==========

See notes to financial statements.

                             GORDON & CO.

                STATEMENTS OF CHANGES IN PARTNERSHIP CAPITAL

           For the Years Ended December 31, 1997, 1996 and 1995

                             GENERAL PARTNER

                                          1997         1996        1995
                                          ----         ----        ----


PARTNERSHIP CAPITAL, BEGINNING OF YEAR $14,492,399  $11,299,270 $11,327,404
                                       -----------  ----------- -----------
ADD:
    Capital contributions                               594,788
    Distributive share of net income       333,437    3,371,543     873,800
                                       -----------  ----------- -----------
       Total                               333,437    3,966,331     873,800
                                       -----------  ----------- -----------
DEDUCT-Capital withdrawals               1,708.298      773,202     901,934
                                       -----------  ----------- -----------
PARTNERSHIP CAPITAL, END OF YEAR       $13,117,538  $14,492,399 $11,299,270
                                       ===========  =========== ===========

                             LIMITED PARTNER

                                          1997         1996        1995
                                          ----         ----        ----
PARTNERSHIP CAPITAL BEGINNING OF YEAR $  6,577,601  $ 6,637,906 $ 6,692,450
                                      ------------  ----------- -----------
ADD:
    Capital contributions                    2,978    1,756,698      19,228
    Distributive share of net income       512,906      527,404     528,271
                                      ------------  ----------- -----------
        Total                              515,884    2,284,102     547,499
                                      ------------  ----------- -----------
DEDUCT- Capital withdrawals              1,137,494    2,344,407     602,043
                                      ------------  ----------- -----------
PARTNERSHIP CAPITAL, END OF YEAR      $  5,955,991  $ 6,577,601 $ 6,637,906
                                      ============  =========== ===========

                                     TOTAL

                                          1997         1996        1995
                                          ----         ----        ----
PARTNERSHIP CAPITAL, BEGINNING OF YEAR $21,070,000  $17,937,176 $18,019,584
                                       -----------  ----------- -----------
ADD:
    Capital Contributions                    2,978    2,351,486      19,228
    Distributive share of net income       846,343    3,898,947   1,402,071
                                       -----------  ----------- -----------
        Total                              849,321    6,250,433   1,421,299
                                       -----------  ----------- -----------
DEDUCT-Capital withdrawals               2,845,792    3,117,609   1,503,977
                                       -----------  ----------- -----------
PARTNERSHIP CAPITAL, END OF YEAR       $19,073,529  $21,070,000 $17,937,176
                                       ===========  =========== ===========

See notes to finnancial statements.

                              GORDON & CO.
                       STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1997, 1996 and 1995

                               1997           1996           1995
                               ----           ----           ----
OPERATING ACTIVITIES:
  Net income                $   846,344    $ 3,898,947    $ 1,402,071
  Add (Deduct) items not
   requiring the use of cash:
    Loss on sale of property                    18,523
    Depreciation                 48,037         86,554        152,386
    Accretion of discounts                     (34,597)      (111,525)
                            ------------  -------------   ------------
      Total                     894,381      3,969,427      1,442,932
Changes in operating assets
 and liabilities:
  Deposits with clearing
   organizations                               (65,000)
  Receivables from brokers,
   dealers and clearing
   organizations             (1,177,013)       682,714        (10,750)
  Receivables from customers     22,124         55,377        669,863
  Securities purchased        2,530,244       (312,649)     1,511,823
  Other assets                  450,149       (386,658)       187,281
  Payables to brokers, dealers
    and clearing organizations                 (74,564)    (2,416,043)
  Payables to customers         644,103           (673)      (174,423)
  Securities sold but not
   Purchased                    332,378        (31,499)    (1,044,037)
  Accrued and other
   liabilities                  (84,282)       (11,703)       114,393
                          --------------  -------------   ------------
Total                         3,612,084       3,824,772       281,039
                          --------------  -------------   ------------
INVESTING ACTIVITIES:
  Property additions            (19,249)                       (2,200)
  Proceeds from sale of property                38,000
  Purchase of investments                   (1,975,030)    (7,889,660)
  Redemption of investments                  3,989,170      8,000,000
                          --------------  -------------   ------------
Total                           (19,249)     2,052,140        108,140
                          --------------  -------------   ------------
FINANCING ACTIVITIES:
  Proceeds from unsecured
   loans payable                 49,680         34,033         16,802
  Capital contributions and
   transfers                      2,978      2,351,486         19,228
  Capital withdrawals and
   transfers                 (2,845,792)    (3,117,609)    (1,503,977)
                          --------------   ------------   ------------
Total                        (2,793,134)      (732,090)    (1,467,947)
                          --------------   ------------   ------------
INCREASE (DECREASE) IN
  CASH AND MONEY MARKET
   ACCOUNTS                     799,701      5,144,822     (1,078,768)
  CASH AND MONEY MARKET
   ACCOUNTS AT BEGINNING
   OF YEAR                   12,710,567      7,565,745      8,644,513
                          --------------   -------------  ------------
  CASH AND MONEY MARKET
   ACCOUNTS AT END OF
   YEAR                     $13,510,268    $12,710,567     $7,565,745
                          ==============  =============  =============

                        See notes to financial statements.

                                 GORDON & CO.

                        NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of the Business

Gordon & Co. (the "Partnership"), a Massachusetts limited partnership, is a registered broker-dealer engaged primarily in the writing of limited price put and call options. Under the terms of such options, expiration prices are established. If the market price of the underlying security falls to or below (call options) or rises to or above (put options) the expiration price, the option expires. Upon issuance of each option, Gordon & Co. agrees to repurchase the option prior to expiration for certain specified prices. An option may be exercised, but if it is not exercised, modified or repurchased, it expires at the end of the term of the option as determined either by the expiration price or the expiration date of the option. The expiration price provision limits the off-balance sheet market risk should there be an unfavorable change in the price of the underlying financial instrument. If a put option expires, Gordon & Co.'s policy is to immediately purchase the underlying security to cover its short position.

Principal customers are individuals located throughout the United States who are familiar with the type of risk associated with these investments and who satisfy the options disclosure and suitability requirements imposed by the NASD.

  Accounting for Option Income

Option income is recognized over the term of the option, measured by the difference between the premiums received for writing and/or modifying the option and the amount of the Partnership's obligation to repurchase the option. For covered options, the amount of the repurchase obligation is considered in determining the realizable value of the underlying securities.

  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Securities Transactions and Valuation of Securities

Securities transactions are recorded on a trade date basis. Securities, most of which are subject to outstanding put or call options, are recorded at realizable value, taking into account the repurchase provisions included in the options. Changes in the realizable value of securities are included in income.

Receivables from brokers, dealers and clearing organizations are collateralized in part by securities borrowed or sold.

  Fair Value of Financial Instruments

The Partnership's financial instruments, except as discussed elsewhere, are recorded at carrying amounts which approximate fair value.

                                 GORDON & CO.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES-(Continued)

  Property

Computer equipment, furniture and fixtures, motor vehicles, and leasehold improvements are recorded at cost and are depreciated using the applicable tax depreciation methods over their estimated useful lives. Maintenance and repairs are charged to expense as incurred.

  Investments

Investments consisting of short-term United States government debt securities are carried at amortized cost which approximates market price.

  Income Taxes

A provision for income taxes has not been made as each partner is individually liable for his/her own tax payments.

2. STATEMENT OF CASH FLOWS

The Partnership paid $50,679, $46,539 and $44,073 in interest during the years ended December 31, 1997, 1996 and 1995 respectively. No income taxes were paid as these are the responsibility of the individual partners. (See note 8).

3. CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash and equivalents at several financial institutions. Balances deposited in commercial banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Partnership's uninsured cash balances totaled $13,222,713 and $12,419,480 at December 31, 1997 and 1996 respectively.

4.  SECURITIES PURCHASED AND SOLD

                                      1997            1996
                                     ------          ------
 Market value of securities
  purchased                        $7,427,386     $10,382,894
 Less reduction of securities
  valuation to reflect the
  repurchase provisions of
  options sold (Note 1)             1,947,575       2,372,839
                                  ------------    ------------
       Total                       $5,479,811     $ 8,010,055
                                  ============   =============
 Cost of securities purchased      $7,171,359     $ 8,978,687
                                  ============   =============
 Market value of securities sold
  but not purchased                $  299,587     $         0
 Plus increase in securities
  valuation to reflect the
  repurchase provisions of
  options sold (Note 1)                32,791               0
                                  ------------   -------------
        Total                      $  332         $         0
                                  ============   =============
 Selling price of securities sold
  but not purchased                $  293,356     $         0
                                  ============   =============

     At December 31, 1997, three securities account for approximately 35% of the market value of securities purchased.
     At December 31, 1997 and 1996 all outstanding put and call options were covered.

                                   GORDON & CO.

5.  CAPITAL REQUIREMENTS

The Partnership is subject to the Uniform Net Capital Rule pursuant to Rule 15c3-1 under the Securities Exchange Act of 1934 which provides that aggregate indebtedness, as defined, shall not exceed fifteen times net capital, as defined. The Partnership's net capital ratio, net capital, and net capital requirements at December 31, 1997 and 1996 were as follows:

                              1997             1996
                             ------           ------
    Net capital ratio      .07 to 1          .04 to 1
                          ===========       ===========
    Net capital           $18,986,016       $20,290,336
                          ===========       ===========
    Required net capital  $   250,000       $   250,000
                          ===========       ===========

6.  UNSECURED LOANS
     Loans payableat December 31, 1997 and 1996 consisted of the following:

                                       1997              1996
                                      ------            ------
    Unsecured demand loans payable
     to relatives of the chief
     executive officer, bearing
     interest at 7 1/2 %           $    48,667       $    68,667

    Unsecured subordinated demand
     loans payable to a trust for
     the benefit of a relative of
     a limited partner, bearing
     interest at 7 1/2%                338,156           268,476
                                   -----------       -----------
             Total                 $   386,823       $   337,143
                                   ===========       ===========

At December 31, 1997 the Partnership had available an unused line of credit of $1,500,000 on an unsecured basis. The Partnership also has an agreement with a bank to borrow funds on an offering basis determined by the bank's internal guidelines. Interest rates on these lines are determined by the prime rate or federal funds rate.

7.  PAYABLES TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

Payables to brokers, dealers and clearing organizations are collateralized by securities purchased.

8.  RELATED PARTY TRANSACTIONS

The subordinated loan in the amount of $1,100,000 at December 31, 1997 and 1996 is payable to a trust for the benefit of a relative of a limited partner, pursuant to a secured demand note collateral agreement. The present loan, bearing interest at 2% is fully collateralized by U.S. Treasury notes.
The loan matures on January 31, 1998. It is the intention of the Partnership to renegotiate this loan when it comes due.

The secured demand note receivable is due from the same trust and is non-interest bearing.

Included in other assets is a $215,000 mortgage receivable due from a trust of which one beneficiary is a related party.

                                GORDON & CO.
                      NOTES TO FINANCIAL STATEMENTS - (Continued)

9.  CASH SEGREGATED UNDER FEDERAL REGULATIONS

At December 31, 1997 and 1996, cash of $169,000 and $174,000, respectively, was segregated in special reserve bank accounts for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission. No additional deposit was necessary to meet the required reserve computed as of December 31, 1997 or 1996.

10.  COMMITMENTS

The Partnership leases its office facilities through September, 2002 and a motor vehicle under noncancelable operating leases expiring through November, 1999. Minimum annual rental payments are as follows:

                                 1998: $79,554
                                 1999: $79,644
                                 2000: $56,011
                                 2001: $58,473
                                 2002: $45,239

Rental expense, including certain adjustments relating to changes in real estate taxes and other operating expenses, for each of the years ended December 31, 1997, 1996 and 1995 under the aforementioned lease were $44,008, $46,581 and 41,854 respectively.

11.  EMPLOYEE BENEFITS

The Partnership has a Keogh plan providing for contributions on behalf of all full-time employees with more than one year of service at the discretion of the Chief Executive Officer. For the years 1997, 1996 and 1995, $135,947, $128,610 and $59,919 respectively were contributed to the plan.

12. CONTIGENCY

In November 1995, the partnership brought suit to recover sums due from certain customers in connection with accounts they maintained with the Partnership for trading of options. These customers have subsequently asserted counterclaims against the Partnership. The Partnership's legal counsel has indicated that it is too early in the case to determine the likelihood of an unfavorable outcome or range of potential exposure to the Partnership.

Although there can be no assurance as to the ultimate disposition of this matter, it is the opinion of management that the Partnership should prevail in this matter. Accordingly, the Partnership has not accrued any liability associated with this litigation.

                          Independent Auditors' Report

The Partners
Kezar Limited Partnership

We have audited the accompanying consolidated balance sheet of Kezar Limited Partnership, a Massachusetts limited partnership, and subsidiary, as of December 31, 1997. This financial statement is the responsibility of the Limited Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance abouth whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimmates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all materials respects, the financial position of Kezar Limited Partnership and subsidiary as of December 31, 1997, in conformity with generally accepted principles.


Tofias, Fleishman, Shapiro & Co., P.C.


Cambridge, Massachusetts
January 14, 1998

                       KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                             Consolidated Balance Sheet
                               December 31, 1997

ASSETS                                        NOTES
------                                        -----
Cash and money market accounts                2,8            $13,559,656
Deposits with clearing organizations                             153,000
Receivables from brokers, dealers and
  clearing organizations                         1             1,263,449
Receivables from customers                                        35,595
Securities purchased                           1,3             5,479,811
Secured demand note receivable                   7             1,100,000
Property - net of accumualted depreciation
  of $2,113,155                                  1                38,510
Other assets                                                     309,190
                                                             -----------
TOTAL                                                        $21,939,211
                                                             ===========

LIABILITIES AND PARTNERSHIP CAPITAL
-----------------------------------
Unsecured loans                                  5           $   386,823
Payables to customers                                            895,720
Accrued and other liabilities                                    101,373
Securities sold but not purchased              1,3               332,378
                                                             -----------
Total                                                          1,716,294
                                                             -----------
Minority Interest                                              5,955,991
                                                             -----------
Subordinated loan                                7             1,100,000
Partnership capital                             11            13,166,926
                                                             -----------
Total partnership capital and subordination                   14,266,926
                                                             -----------
TOTAL                                                        $21,939,211
                                                             ===========

See notes to financial statements

                      KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                     Notes to Consolidated Financial Statement
                                December 31, 1997

1. SUMMARY OF SIGNIFICANT ACOUNTING POLICIES
   Description of the Business
   ---------------------------
   Kezar Limited Partnership ("Kezar"), a Massachusetts limited partnership, is the General Partner of Gordon & Co. ( the "Partnership"), a registered broker-dealer engaged primarily in the writing of limited price put and call options. Kezar is obligated by law to satisfy all the financial obligations of the Partnership. The General Partner of Kezar is the Salke Family Trust of which Warren G. Miller is the trustee. The General Partner of Kezar is obligated by law to satisfy all the financial obligations of Kezar.

   Gordon & Co., a Massachusetts limited partnership, is a registered broker-dealer engaged primarily in the writing of limited price put and call options. Under the terms of such options, expiration prices are established. If the market price of the underlying security falls to or below (call options) or rises to or above (put options) the expiration price, the option expires. Upon issuabce of each option, Gordon & Co. agrees to repurchase the option prior to expiration for certain specified prices. An option may be exercised, but if it is not exercised, modified or repurchased, it expires at the end of the term of the option as determined either by the expiration price or the expiration date of the option. The expiration price provision limits the off-balance sheet market risk should there be an unfavorable change in the price of the underlying financial instrument. If a put option expires, Gordon & Co.'s policy is to immediately purchase the underlying security to cover its short position.

   Principal customers are individuals located throughout the United States who are familiar with the type of risk associated with these investments and who satisfy the options disclosure and suitability requirements imposed by the NASD.

   Option income is recognized over the term of the option, measured by the difference between the premiums received for writing and/or modifying the option and the amount of the Partnership's obligation to repurchase the option. For covered options, the amount of the repurchase obligation is considered in determining the realizable value of the underlying securities.

                      KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                      Notes to Consolidated Financial Statement
                               December 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continue
   Use of Estimates
   ----------------
   The preparation of finacial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affest the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Securities Transactions and Valuation of Securities
   ---------------------------------------------------
   Securities transactions are recorded on a trade date basis. Securities, most of which are subject to outstanding put odr call options, are recorded ar realizable value, taking into account the repurchase provisions included in the opitions. Changes in the realizable value of securities are included in income.

   Receivables from brokers, dealers and clearing organizations are collaterized by securities borrowed or sold.

   Fair Value of Financial Instruments
   -----------------------------------
   The Partnership's financial instruments, except as discussed elsewhere, are recorded at carrying amounts whixha approximate fair value.

   Property
   --------
   Computer equipment, furniture and fixtures, motor vehicles, and leasehold improvements are recorded at cost and are depreciated using the applicable tax depreciation methods over their estimated useful lives. Maintenance and repairs are charged to expense as incurred.

   Allocation of Kezar Income
   --------------------------
   Kezar consists of a Limited Partner and General Partner. The Limited Partner is entitled to receive a distribution equal to 10% of the average capital of the Limited Partner during the year, as defined in Article
   2.2 of the Limited Partnership Agreement (the "Kezar Agreement"). In addition, the Limited Partner is entitled to receive special allocations as defined in article 4.1 of the Kezar Agreement.

   Net income remaining after the guaranteed payments to the Limited Partner is allocated to the General Partner.

                    KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                    Notes to Consolidated Financial Statements
                              December 31, 1997
1. SUMMARY OF SIGNIFICANT ACCOUTING POLICIES - Continued

   Principles of Consolidation
   ---------------------------
   The consolidated financial statements include the accounts of Kezar and its majority owned subsidiary Gordon & Co. All material intercompany balances abd transactions are eliminated in consolidation.

   Income Taxes
   ------------
   A provision for income atxes has not been made as each partner is individually liable for his/her own tax payments.

2. CONCENTRATION OF CREDIT RISK

   The partnership maintains its cash and money market accounts at several financial institutions. Balances deposited in commercial banks are insured by the Federal Deposit Insuarnce Corporation up to $100,000. The Partnership's uninsured cash balances totaled $13,222,713 at December 31, 1997.

3. SECURITIES PURCHASED AND SOLD

   Market value of securities purchased                $ 7,427,386
   Less reduction of securities
    valuation to reflect the repurchase
    provisions of options sold (Note 1)                   1,947,575
                                                        -----------
   Total                                                $ 5,479,811
                                                        ===========
   Cost of securities purchased                         $ 7,171,359
                                                        ===========
   Market value of securities sold
    but not purchased                                   $   299,587
   Plus increase in securities valuation
    to reflect the repurchase provisions
    of options sold (Note 1)                                 32,791
                                                        -----------
   Total                                                $   332,378
                                                        ===========
   Selling price of securities sold but
    not purchased                                       $   293,356
                                                        ===========

   At December 31, 1997, three securities account for approxiamtely 35% of the market value of securities purchased. At December 31, 1997 all outstanding call and put options were covered.

                     KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                     Notes to Consolidated Finacial Statements
                              December 31, 1997
4. CAPITAL REQUIREMENTS

   The Partnership is subject to the Uniform Net Capital Rule pursuant to Rule 15c3-1 under the Securities Exchange Act of 1934 which provides that aggregate indebtness, as defined, shall not exceed fifteen times net capital, as defined. At December 31, 1997, the Partnership's net capital ratio was .07 to 1, net capital was $18,986,016 and required net capital was $250,000.

5. UNSECURED LOANS

   Loans payable at December 31, 1997 consisted of the following:
   Unsecured demand loans payable to relatives of the
    chief executive officer, bearing interest at 7 1/2%      $ 48,667
   Unsecured subordinated demand loan payable to a trust
    for the benefit of a relative of a limited partner,
    bearing interest at 7 1/2%                                338,156
                                                             --------
   Total                                                     $386,823
                                                             ========
   At December 31, 1997. the Partnership had available an unsed line of credit of $1,500,000 on an unsecured basis. The Partnership also has an agreement with a bank to borrow funds on an offering basis determined by the bank's internal guidlines. Interest rates on these lines are determined by the prime rate or federal funds rate.

6. PAYABLES TO BROKERS, DEALERS AND CLEARING ORGANIZATIONS

   Payables to brokers, dealers and claering orgabizations are collateralized by securities purchased.

7. RELATED PARTY TRANSACTIONS

   The subordinated loan at December 31, 1997 is payable to trust for the benefit of a relative of a limited partner, pursuant to a secured demand note collateral agreement. The loan in the amount of $1,100,000 bearing interest at 2% and fully collaterized by U.S. Treasury notes, matures on January 31, 1998. It is the intention of the Partnership to renegotiate this loan when it comes due.

   The secured demand note receivable is due from the same trust and is non-interest bearing.

   Included in other assets is a $215,000 mortgage receivable due from a trust of which one beneficiary is a related party.

                     KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                    Notes to Consolidated Financial Statement
                             December 31, 1997

8. CASH SEGREGATED UNDER FEDERAL REGULATIONS

   At December 31, 1997, cash of $169,000 was segregated in special reserve bank accounts for the benefit of customers under Rule 15c3-3 of the Securities and Exchange Commission. No additional deposit was necessary to meet the required reserve computed as of December 31, 1997.

9. Commitments

   The Partnership leases its office facilities through September, 2002 and a motor vehicle under noncancelable operatinf leases expiring through November, 1999. Minimum annual rental payments are as follows:
                                  1998:        $79,554
                                  1999:        $79,644
                                  2000:        $56,011
                                  2001:        $58,473
                                  2002:        $45,239
10. EMPLOYEE BENEFITS

    The Partnership has a Keogh plan providing for contributions on behalf of all full-time employees with more than one year of service at the discretion of the Chief Executive Officer.

11. PARTNERS' CAPITAL

    Individual partners' capital balance changes during the year ended December 31, 1997 are as follows:

                                      GENERAL PARTNER    LIMITED PARTNER
                                      THE SALKE FAMILY    MICHAEL B.
                       TOTAL              TRUST             SALKE
Capital balances
 January 1, 1997      $14,546,841     $ 9,535,674       $ 5,011,167
Net income:
 General partner
 residual                 333,437      (  109,194)          442,631
Withdrawals           ( 1,713,352)     (  780,768)       (  932,584)
                      ------------    ------------      ------------
                      ( 1,379,915)     (  889,962)       (  489,953)
Capital balances,
  December 31, 1997    $13,166,926     $8,645,712        $4,521,214
                      ============     ===========      ============

                       KEZAR LIMITED PARTNERSHIP AND SUBSIDIARY
                       Notes to Consolidated Financial Statement
                                December 31, 1997
12. CONTIGENCY

In November 1995, the Partnership brought suit to recover sums due from certain customers in connection with accounts they maintained with the Partnership for trading of options. These customers have subsequently asserted counterclaims against the Partnership. The Partnership's legal counsel has indicated that it is too early in the case to determine the likelihood of an unfavorable outcome or range of potential exposure to the Partnership.

Although there can be no assurance as to the ultimate disposition of this matter, it is the opinion of management that the Partnership should prevail in this matter. Accordingly, the Partnership has not accrued any liability associated with this litigation.

             =================
             TABLE OF CONTENTS

                                               PAGE
                                               ----
Available Information                            2
Glossary of Terms                                2
Prospectus Summary                               5
Certain Risk Factors                             9
Description of Gordon Options                   14
 Terms of Options                               14
 Parties to the Option Transaction              14         GORDON & CO.
 Exercise Price of Options                      14
 Renewal of Options                             15      ONE GATEWAY CENTER
 Expiration Prices of Options                   15
 Repurchase of Gordon Limited Price Options     16  NEWTON, MASSACHUSETTS 02158
 Modification of Terms of Options               16
 Premiums for Options                           16
 Some Differences between Gordon & Co. Options            (617) 964-6672
  and Other Options                             16
 Adjustments in Terms                           17
 Limitations on Exercise, Transfer and Repurchase
  of Options                                    19
 Position Limits                                19
 Evidence of Option Contracts                   19
 Underlying Securities                          20
Buying Gordon Options                           22         GORDON & CO.
 Purposes and Risks                             22
 Method of Buying Gordon Options                24
 Limitations on Option Purchases                25
Repurchase Agreement in Gordon Options          25
 General                                        25 10,000 LIMITED PRICE PUT AND
 Liquidating Sale Transactions                  25
 Moderation of Buyer's Risks                    27        CALL OPTIONS
Exercise of Gordon Options                      28
 General                                        28
 Tender of Exercise Notice                      28
 Payment and Delivery                           29        ----------
 Remedies                                       29
 The Back-Up System                             29        PROSPECTUS
Federal Income Tax Considerations               30
Costs of Options Transactions                   31        ----------
Litigation Relating to Gordon & Co              33
Organization and Management of Gordon & Co      33
 Organization                                   33
 Management                                     33
 Executive Compensation                         34
 Beneficial Ownership                           34
 Certain Relationships                          35
Legal Opinion and Expert Report                 35
Facsimile of Limited Price Put Option Contract  36
Facsimile of Limited Price Call Option Contract 38
Typical Limited Price Options                   40
Disclosure Statement                            41
Financial Statements                            42

                    -----------
                                                              April 2, 1998

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER
THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
SELL OR THE SOLICITATION OF AN OFFER TO BUY LIMITED PRICE
OPTIONS IN ANY JURISDICTION IN WHICH SUCH AN OFFER WOULD BE
UNLAWFUL.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION,
MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION
TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITERS.

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